As filed with the Securities and Exchange Commission on November     , 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VUBOTICS, INC.

(Name of small business issuer in its charter)

Georgia	7373	58-2212465
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

235 Peachtree Street NE

Suite 1725

Atlanta, Georgia 30303

(404) 474-2576

(Address and telephone number of principal executive offices and principal place of business)

Marc Owensby, Chief Executive Officer

VuBotics, Inc.

235 Peachtree Street NE

Suite 1725

Atlanta, Georgia 30303

(404) 474-2576

 (Name, address and telephone number of agent for service)

Copies to:

Richard Keck, Esq.

Duane Morris LLP

1180 West Peachtree Street NW, Suite 700

Atlanta, Georgia 30309

(404) 253-6950

(404) 506-9228 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.001 par value issuable upon exercise of warrants	7,032,512	(2)	$0.11		$773,576	$237.49
Common Stock, $001 par value issuable upon conversion of notes	7,032,513	(3)	$0.11		$773,576	237.49
Total				$		$474.98	*

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant’s Common Stock on the Over The Counter Bulletin Board as of November     , 2007 was $0.11 per share.

(2)

Represents (i)              shares of common stock issuable upon exercise of warrants at a price equal to $.20 per share and (ii)                shares of common stock issuable upon exercise of warrants at a price equal to $.30 per share.

(3)	Represents shares of common stock issuable upon conversion of our principal amount $1,440,000 senior, secured convertible notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER     , 2007

VUBOTICS, INC.

14,065,023 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling shareholders of up to shares of our common stock. The selling shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith includes: (i) up to                            shares issuable upon exercise of warrants at a price equal to $0.20 per share, (ii) up to              shares issuable upon exercise of warrants at a price equal to $0.30 per share and (iii) up to                        shares issuable upon conversion of our principal amount $                           senior, secured convertible notes, which we may repay in full in cash on or prior to the maturity date, March 28, 2008, if they have not been earlier converted. Either the Company or the note holders may elect to convert all or a portion of the outstanding principal and/or interest under the notes at any time prior to repayment. If a selling stockholder elects to convert a note, the Company will issue to such holder that number of shares equal to the product obtained by dividing (a) 83.33% of the outstanding principal and/or interest on their note by (b) $0.10. The Company may convert all or a portion of the outstanding principal amounts under the notes at any time prior to repayment if the volume weighted average price of our common stock on the Over The Counter Bulletin over any 10 consecutive trading days is $.60 or more per share. If the Company elects to convert the notes, the Company will issue to each holder that number of shares equal to the product obtained by dividing (a) 83.33% of the outstanding principal on such notes by (b) $0.10 and repaying any outstanding interest in cash.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from any sales of common stock in this offering. We may, however, receive proceeds from the exercise of warrants to purchase up to an aggregate of shares of our common stock in the aggregate amount of $                    , if the exercise price of such warrants is paid entirely in cash. All costs of the registration will be borne by us.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “VBTC.OB.” On November 29, 2007, the last reported sales price per share of our common stock on the Over-The-Counter Bulletin Board was $0.11 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

The date of this Prospectus is                                 , 2007

VUBOTICS, INC.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Market for Common Equity and Related Stockholder Matters
Management’s Discussion and Analysis of Financial Condition or Plan of Operation
Description of Business
Description of Property
Legal Proceedings
Management
Corporate Governance
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Indemnification for Securities Act Liabilities
Plan of Distribution
Selling Shareholders
Legal Matters
Experts
Changes in Accountants
Available Information
Consolidated Financial Statements

You may only rely on the information contained in this prospectus or on such other information that we have referred you to. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful, including an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is illegal. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Vubotics,” “Company,” “we,” “us,” or “our” refer to Vubotics, Inc.

VUBOTICS, INC.

The Company was originally incorporated in 1996 in the state of Nevada as Silver Strike Mining Company, Inc. In 1999, the Company changed its name to Halifax International, Inc. In 2004, the Company changed its name to VuBotics, Inc. and acquired QuantumReader, Inc. In 2006, the shareholders of the Company approved a reverse merger of VuBotics, Inc. into VuBotics Georgia, Inc., a Georgia corporation, with VuBotics Georgia, Inc. as the surviving corporation. Subsequently, the Company changed its name to VuBotics, Inc.

We are a technology and software company with two non-operating subsidiaries, QuantumReader, Inc. a Delaware corporation (“QR”) and Truscom, a Japanese company. We have developed a software application called the VuIT™ reader which presents words sequentially, one at a time, allowing the eye to remain still rather than scanning from side to side or up and down while reading individual words on a page or screen. We believe the VuIT™ reader has the potential to decrease eye strain, increase reading rate, and improve comprehension. The technology analyzes the content and tags each individual word for comprehension and recognition characteristics. The words are then displayed one at a time, as large as desired, and at a rate of speed optimized for the reader. The system also improves comprehension by integrating graphics and sound into the text in locations where they are most effective. There can be no assurances that the projected potential applications of the VuIT™ reader will function in a way that will meet the Company’s product objectives or be accepted by the marketplace. See “Risk Factors.”

We are currently licensing the VuIT™ reader to customers and strategic business partners by targeting domestic and foreign applications, including mobile phone email and attachment readers, computer based email and attachment readers, online server based readers, content readers with advertising, and broadcasting. Other commercial opportunities include applications in the fields of education, the military, and medicine.

The Company is prosecuting ten patent applications and provisional patent applications for the VuIT™ reader and related methods of analysis, abstraction and delivery of electronic information in the United States and in Europe. The core of these patent applications is the unique and differentiating cadence technology. Additional technologies covered include the methods of controlling the system, computer keys, mobile phones, MP3 players and devices to monitor reading speed and cadence elements. No patent has yet been granted and there can be no assurances that any patent will be granted. See “Risk Factors.”

For the nine-month period ended September 30, 2007, we generated revenues of $25,272 compared to revenues of $37,000 for the nine-month period ended September 30, 2006. We incurred a net loss of $1,597,991 for the nine months ended September 30, 2007 compared to a net loss of $1,649,086 for the nine months ended September 30, 2006. For the three-month period ended September 30, 2007, we generated revenues of $484 compared to revenues of $37,000 for the three-month period ended September 30, 2006. We incurred a net loss of $637,215 for the three months ended September 30, 2007 compared to a net loss of $505,908 for the three months ended September 30, 2006. As a result of recurring losses from operations and a working capital deficiency, our auditors, in their report dated March 30, 2007, have expressed substantial doubt about our ability to continue as a going concern.

Our executive offices are located at 235 Peachtree Street NE, Suite 1725, Atlanta, GA 30303, and our telephone number is (404) 474-2576. We are a Georgia corporation.

This Offering

Shares offered by selling shareholders

Up to                    shares, based on current market prices, including (i) up to              shares issuable upon exercise of warrants at a price equal to $0.20 per share, (ii) up to              shares issuable upon exercise of warrants at a price equal to $0.30 per share and (iii) up to              shares issuable upon conversion of our principal amount $                senior, secured convertible notes, of which 83.33% of the outstanding principal amount is convertible at a fixed price equal to $.10 per share.

The aggregate number of shares of our common stock offered by the selling shareholders represents approximately       % of our current outstanding stock.

Common stock to be outstanding after the offering	shares.*

Use of proceeds

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from any sales of common stock in this offering. We may, however, receive proceeds from the exercise of warrants to purchase                shares of our common stock in the aggregate amount of $                        , if all such warrants and the exercise price is paid entirely in cash. We intend to use such proceeds, if any, for working capital and general corporate purposes. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page .

Over-The-Counter Bulletin Board Symbol	VBTC.OB

*The above information regarding common stock to be outstanding after the offering is based on 52,773,718 shares of common stock outstanding as of November 5, 2007 and assumes the exercise of all warrants, and conversion of all of our senior, secured convertible notes included in this prospectus.

2007 Financing Transaction

On August 28, 2007, the Company entered into a Securities Purchase Agreement (the “2007 Securities Purchase Agreement”) with the purchasers thereunder and a collateral agent pursuant to which the Company sold (i) senior, secured convertible notes in the aggregate principal amount of $1,440,000 (the “2007 Notes”) and five-year warrants to purchase up to 21,920,833 shares of the Company’s common stock (the “2007 Warrants”).

The 2007 Notes mature on March 28, 2008, unless extended by mutual agreement of the Company and the note holders. Either the Company or the note holders may elect to convert all or a portion of the outstanding principal and/or interest under the 2007 Notes at any time prior to repayment. The holders of the 2007 Notes may convert 83.33% of any amounts outstanding under the 2007 Notes at any time into shares of our common stock at a fixed conversion price per share of $0.10. We may convert 83.33% of any amounts of principal outstanding under the 2007 Notes at any time prior to repayment at a conversion price of per share $0.10 if the volume weighted average price of our common stock on the OTC Bulletin over any 10 consecutive trading days is $.60 or more per share. Our obligations under the 2007 Securities Purchase Agreement are secured by substantially all of our assets pursuant to a Security Agreement dated August 28, 2007 between the Company and the collateral agent.

The 2007 Warrants are exercisable at a price of $0.20 per share.

In connection with the 2007 Securities Purchase Agreement, we also entered into a registration rights agreement (the “2007 Registration Rights Agreement”) with the purchasers thereunder providing for the filing of a registration statement with the Securities and Exchange Commission (the “Commission”) registering the common stock issuable upon conversion of the 2007 Notes and the exercise of the 2007 Warrants (subject to the registration volume limitations of Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We have satisfied our obligation to cause the registration statement to be filed. In the event of a default of our other obligations under the 2007 Registration Rights Agreement, including if the registration statement is not declared effective within 90 days of filing (120 days if the registration statement is reviewed by the Commission), we are required to pay to the purchasers thereunder, as liquidated damages, for each month that the registration statement is not filed or declared effective, as the case may be, equal to 1.5% of the each holder’s subscription price (subject to a cap of 18% of such holder’s subscription price).

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our shares could go down. This means you could lose all or a part of your investment.

Risks Related to Our Financial Results

We have historically incurred operating losses and such losses may continue in the future. We cannot assure you that we will ever achieve profitability. We will need to raise additional capital in the future or obtain debt financing to sustain our operation and these funds may not be available on acceptable terms or at all.

For the nine-month period ended September 30, 2007, we generated revenues of $25,272 compared to revenues of $37,000 for the nine-month period ended September 30, 2006. We incurred a net loss of $1,597,991 for the nine months ended September 30, 2007 compared to a net loss of $1,649,086 for the nine-months ended September 30, 2006. For the three-month period ended September 30, 2007, we generated revenues of $484 compared to revenues of $37,000 for the three-month period ended September 30, 2006. We incurred a net loss of $637,215 for the three months ended September 30, 2007 compared to a net loss of $505,908 for the three-months ended September 30, 2006. At September 30, 2007, we had a working capital deficiency of $2,743,791 and an equity deficiency of $2,719,354. Our accumulated deficit was $14,070,562 as of December 31, 2006 and $15,762,830 as of September 30, 2007.

While we are building our product and applications portfolio sales, marketing and operating infrastructure, future losses are likely to occur, as we are planning to spend money in excess of revenues generated from our operations. No assurances can be given that we will be successful in reaching or maintaining profitability. Accordingly, we are likely to experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely  impacted which may cause us to cease operations altogether.

Unless we can become profitable with the existing sources of funds we have available, including those funds that we received in connection with the 2007 securities offering, and our operations generate sufficient cash flows to enable us to generate a profit on a sustained basis, we will require additional capital to sustain operations and may need to access additional equity and/or debt financing to grow our operations. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales, we may have to raise capital to repay the deficit and to permit growth in revenues. Therefore, we may seek additional funds from private placements and/or public offerings of its securities, borrowings under credit facilities or other sources. Our capital requirements will depend on many factors, including:

•	The revenues generated by licensing of the The VuIT reader technology and other products that we develop;

•	The cost required to develop new products and applications;

•	The costs of obtaining and defending patents, trademarks and copyrights for our products;

•	The costs associated with expanding our marketing, distribution and licensing efforts;

•	The expenses we incur in marketing, distributing and licensing our products;

•	The costs associated with any expansion of operations;

•	The costs associated with capital expenditures;

•	The costs associated with satisfying already incurred payables such as legal fees, as well as future legal expenses relating to SEC compliance; and

•	The number and timing of any business acquisitions, business partnerships or other strategic transactions.

As a result of these factors, we will need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing shareholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing shareholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable prioprietary rights to our  products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance the Company’s products, execute the Company’s business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could be materially harmful to our business and may result in a lower share price and could cause us to cease operations altogether.

If the VuIT™ reader fails to be accepted in the market or we fail to develop additional products, we will not achieve significant revenues and would be unlikely to be able to continue our current level of operations and would be unable to meet our long-term growth plans.

The VuIT™ reader employs new technology for improving the usability of handheld devices by focusing on the human-machine interface. VuBotics has no existing customer base which poses a risk that customers will not adapt to this technology. Our future business and financial success depends on the market’s acceptance of the VuIT™ reader and our ability to introduce new products and upgrade existing products into the marketplace. We cannot assure investors in our common stock that the VuIT™ reader will achieve market acceptance. The failure of the VuIT™ reader to gain market acceptance would severely harm our business, financial condition and results of operations. Also, there is a long sales cycle associated with the technology. In addition, developing new products and upgrades to existing and future products imposes burdens on our management. This process is costly, and we cannot assure any investor that we will be able to successfully develop any products or enhance any future products. If our product development efforts are unsuccessful, we will have incurred significant costs without recognizing the expected benefits and our business prospects may suffer.

The report of our independent auditors includes a going concern uncertainty explanatory paragraph for the year ended December 31, 2006, which means that we may not be able to continue operations unless we can become profitable or obtain additional funding.

We have a history of operating losses that are likely to continue in the future. Our auditors have included an uncertainty explanatory paragraph in their Independent Auditor’s Report included in our audited financial statements for the years ended December 31, 2006 and December 31, 2005 to the effect that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern.

Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. We expect to be able to continue operations through the first quarter of 2008 with the cash currently on hand and anticipated from our operations. We cannot give assurances that our business operations will develop and provide us with significant cash to continue operations.

Potential strategic partners and customers may refuse to do business with us due to our weak financial condition.

Our future business and financial success depends on our ability to enter into beneficial relationship with strategic partners and licensing relationships with customers. However, because we have a history of operating losses, our financial condition is weak and potential strategic partners and customers may be reluctant to do business with us, and our business prospects may suffer, which could hinder our ability to generate revenues.

Risks Related To Our Business and Operations

We are involved in litigation that may require us to pay monetary damages and/or provide a third party with a license to certain intellectual property.

On February 6, 2007, we were served with a complaint which had been filed on January 29, 2007 in the Superior Court of Fulton County, Georgia by Ekistics Research, LLC (“Ekistics”) and Craig J. Larson, a former director and officer of the Company, against us and VuBotics Georgia, Inc. The complaint alleged, among other things, that we breached our obligation to provide up to $500,000 for working capital, software development, inventory purchases and promotion of the QuantumReader software during the 12-month period after our acquisition of QuantumReader, Inc. (now our wholly owned subsidiary) under the Plan and Agreement of Reorganization dated November 17, 2004 among us, Mr. Larson and others. The plaintiffs were seeking monetary damages, as well as an injunction requiring us to provide Mr. Larson with a non-exclusive, worldwide, perpetual, irrevocable, paid-up license to the QuantumReader software. In March, 2007, Ekistics Research, LLC and Mr. Larson withdrew the complaint.

On September 4, 2007, Ekistics and Mr. Larson refiled their complaint against us and certain other parties in the Superior Court of Fulton County, Georgia.  This complaint is similar to the previous complaint that Mr. Larson and Ekistics filed and withdrew earlier this year.  In the second complaint, the plaintiffs are seeking monetary damages, as well as an order declaring Mr. Larson the owner of a patent application that was the principal asset of QuantumReader, Inc. when it was acquired by us and an injunction against us.  At this time, our management believes that the lawsuit is without merit, and we intend to show, among other defenses, that we made available well in excess of $500,000 during the requisite time period in 2004 and 2005. On October 4, 2007, QuantumReader, Inc. filed a motion to intervene in the lawsuit along with pleadings asserting numerous claims against Mr. Larson, including that he has willfully interfered with QuantumReader, Inc.’s intellectual property.  In addition, QuantumReader, Inc. filed a motion for a preliminary injunction asking the court to immediately prohibit Mr. Larson from further interfering with QuantumReader, Inc.’s intellectual property. This litigation may be costly or unsuccessful. Due to the inherent uncertainties in litigation, and because the ultimate resolution of the proceeding is influenced by factors outside of our control, the ultimate outcome of this proceeding is uncertain and unpredictable.

If we fail to protect our intellectual property rights, others may take advantage of our ideas and compete directly against us.

We rely in part on pending patent applications, trade secrets, registered and unregistered trademarks and other intellectual property rights to protect our products. We may not be able to obtain or maintain adequate patent protection for new products or ideas in the United States or in Europe, or prevent the unauthorized disclosure of our technical knowledge or other trade secrets by our employees and third parties. In addition, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S.  Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce them, which could result in substantial costs to us and substantial diversion of the attention of our management and key technical employees. Litigation and other proceedings relating to intellectual property matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us or not, and may require the diversion of substantial amounts of our financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development, product sales or commercialization activities.

In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others, and the claims of these patents are ultimately determined to be valid, we may be required to obtain licenses under patents of others in order to develop, copy, import and/or license our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any of our products or practicing any methods, or delivering any services requiring such licenses.

If we are unable to adequately protect our intellectual property, our competitors could use our proprietary ideas and technology to develop new products or enhance their existing products. Similarly, if our competitors are able to acquire intellectual property rights to exclude us from certain activities or market segments, then our ability to market and sell our products may be impaired. These events could harm our competitive position, decrease our market share or otherwise harm our business.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively and may not be profitable.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with the VuIT™ reader and our other technologies, through the use of confidentiality agreements and non-competition agreements with our current employees, officers and with other parties to whom we have divulged such trade secrets, or whom have been privy to such trade secrets through their association with us. If our employees, officers or other parties breach the confidentiality agreements and non-competition agreements they have with us, or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that it considers to be its trade secrets.

Our product licenses and joint marketing agreements have a long sales and implementation cycle, which makes it difficult to predict our quarterly results and may cause our operating results to vary significantly.

The period between initial contact with a prospective customer or joint marketing partner and the grant of the initial end user license, entering into of a resale or joint marketing arrangement is unpredictable and often lengthy. Thus, revenue and cash receipts could vary significantly from quarter to quarter. Any delay in the implementation of our products could cause reductions in our revenues. The implementation of our products involves significant commitment of technical and financial resources and is commonly associated with substantial implementation efforts that may be performed by us, by the customer or by third-party system integrators. If we underestimate the resources required to meet the expectations we have set for our products, it could have an adverse affect on our results of operations.

Our vendors may stop working with us and/or seek damages because they have not been paid.

We depend on a number of vendors to deliver good and services to us in connection with our business. However, because we are operating at a loss, we sometimes pay our vendors late or have to enter into alternative payment arrangements with our vendors. If our vendors do not agree to accept such late payments or alternative payment arrangements, they may stop delivering their goods and services and our ability to operate may be severely impacted.

Our success will depend on our ability to attract and retain key personnel. If we fail to attract and retain key personnel and programming staff, we may be unable to succeed in its market.

We believe our future success will depend on our ability to manage our growth successfully, including attracting and retaining highly skilled personnel. Our key employees may terminate their employment with us at any time. We must continue to hire highly skilled personnel. Recruiting, attracting and retaining qualified management and technical personnel is difficult due to the limited number of qualified professionals. If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to succeed.

We depend on our management and the loss of any of our key executive officers could adversely affect us.

Our future success will depend to a large extent on the continued contributions of our executive officers and other members of management. While we plan to enter into service agreements with certain executive officers, our executive officers and other members of management may terminate their service with us at any time. If, for some reason, the services of management, or of any member of management, were no longer available to us, especially without advance notice, our operations and proposed businesses and endeavors may be materially adversely affected. The loss of any of our key executive officers may adversely affect us. Any failure of management to implement and manage our business strategy and growth may have a material adverse affect on us.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with minimal personnel as of November 1, 2007. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional personnel, whether they be independent contractors or employees. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to effectively manage future growth.

We need to establish and maintain strategic distribution partners and licensing relationships.

Our success will depend in part upon our ability to establish and maintain strategic distribution partners and licensing relationships with other companies. There can be no assurance that we will be able to maintain our existing relationships or enter into beneficial relationships in the future. There can be no assurance that our current and potential future strategic partners and licensees will not develop or pursue alternative technologies either on their own or in collaboration with others, including with our competitors. The failure of any of our current or future collaboration efforts could have a material adverse effect on our ability to market and license our existing products or to introduce new products or applications and therefore could have a material adverse effect on our business, financial condition and results of operations.

We are subject to compliance with securities laws, which expose us to potential liabilities, including potential rescission rights.

We have periodically offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act, as well as those of various state securities laws. The basis for relying on such exemptions is factual, and the applicability of such exemptions depends on our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor may have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Risks Related to the 2007 Securities Offering

We are registering a large number of shares underlying the notes and warrants and the sale of these shares may depress the market price for our common stock.

As of November 10, 2007, we had 52,773,718 shares of our common stock issued and outstanding. In connection with the 2007 Securities Purchase Agreement, we issued senior, secured convertible notes in the aggregate amount of $1,440,000 which are convertible into 14,524,428 shares of our common stock. We also issued warrants to purchase 21,920,833 shares of our common stock to purchasers under the 2007 Securities Purchase Agreement. Under Rule 144 of the Securities Act, any shares issued under the 2007 Securities Purchase Agreement may be freely resold following a one year holding period, whether such shares are registered under this registration statement or not. The SEC recently approved amendments to Rule 144 which will shorten the requisite holding period to six months. The Rule 144 amendment will take effect sixty days following their final publication in the Federal Register. The simultaneous sale of these shares may adversely affect the market price of our common stock.

If we are required for any reason to repay the outstanding 2007 senior, secured convertible notes, we would be required to deplete our working capital, if available, or raise additional funds, and our failure to repay the 2007 secured convertible notes, if required, could result in the note holders or their collateral agent taking possession of our assets and disposing of them by public or private sales.

Under the 2007 Securities Purchase Agreement, we sold $1,440,000 of senior, secured convertible notes. These notes are due in payable on March 28, 2008, unless extended or sooner converted into shares of our common stock. Our failure to repay the principal amounts thereunder, and/or any interest, when due, or our failure to issue shares of our common stock upon conversion thereof, could require the early repayment of the convertible notes. If we are required to repay the convertible notes, we would be required to use our limited working capital and raise additional funds.

In connection with the 2007 Securities Purchase Agreement, we entered into the 2007 Security Agreement with the investors thereunder granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, intellectual property and other assets. If an event of default occurs under the Security Agreement or any of the 2007 senior, secured convertible notes or we fail to pay when due any other indebtedness of ours to any 2007 Purchaser and fail to cure such default within 30 days following written demand by the collateral agent, the 2007 Security Agreement entitles the investors have the right to take possession of such collateral to satisfy our obligations under these agreements.

Risks Related to the Company’s Common Stock and Its Market Value

The Company is currently authorized to issue up to 100,000,000 shares of common stock and has approximately 52,773, 318 shares issued and outstanding. Any additional issuances could lead to dilution of the ownership interest of investors.

We are currently authorized to issue up to 100,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of November 5, 2007 there were 52,773,718 shares of common stock issued and outstanding. The Company will need to raise additional funds in the future through the issuance of equity, equity-related or convertible debt securities, the additional issuances of which could lead the holders of its common stock to experience additional dilution. If purchasers of our warrants exercise such warrants via “cashless exercise,” such issuances would cause our shareholders to experience dilution.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

Although our common stock trades on the Over-the-Counter Bulletin Board (the “OTCBB”), it is thinly traded, thereby limiting liquidation without the risk of downward pressure on prices. In addition, there is no assurance that a regular trading market for the securities will be established or sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in periodic operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic, market and political conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTCBB under the symbol “VBTC.OB” The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many small companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•                                          investors may have difficulty buying and selling or obtaining market quotations;

•                                          market visibility for our common stock may be limited; and

•                                          a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our stock price has historically been volatile and the future market price for our common stock may continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. From January 1, 2006 and through the fiscal quarter ended September 30, 2007, the closing market price for our common stock has ranged from $0.085 to $0.65. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

The Company’s common stock may be considered a “penny stock” and may be difficult to sell.

To be considered to be a “penny stock,” securities must meet one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include, but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in the Company’s common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of the Company’s common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Broker-dealers typically charge a higher commission on sales of penny stocks such as ours. Therefore, investors in our shares may find it more difficult to sell their shares to third parties and/or to realize as high a return on the resale of their investment as they might if the shares were listed on another national exchange.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (as amended, “Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a shareholder (or shareholders whose shares are aggregated) who has satisfied a one year holding period may freely resell their previously restricted shares (subject to applicable tolling periods). Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities. The SEC recently approved amendments to Rule 144 which will shorten the requisite holding period to six months. The Rule 144 amendment will take effect sixty days following their final publication in the Federal Register.

If the Company fails to maintain effective internal controls over financial reporting, the price of the Company’s common stock may be adversely affected.

Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. The failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, our management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of the our common stock.

We do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Shareholders who have been previously issued shares in connection with any private offerings and/or private placements may sell their shares pursuant to Rule 144 under the Securities Act, beginning one year after the shareholders acquired their shares (subject to applicable tolling periods). The SEC recently approved an amendment to Rule 144 which will shorten the requisite holding period to six months; this amendment takes effect 60 days after its publication in the Federal Register.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from any sales of common stock. We may, however, receive proceeds from the exercise of warrants to purchase up to an aggregate of 7,032,512 shares of common stock in the aggregate amount of $1,416,502, if such warrants are exercised on a cash basis. We intend to use any such proceeds for working capital or general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since 2005, our common stock has traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol “VBTC.OB” The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock, as reported by the OTCBB.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	High	Low

Nine Months Ended September 30, 2007
First quarter (January 1, 2007 - March 31, 2007)	$0.55	$0.25
Second quarter (April 1, 2007 – June 30, 2007)	$0.43	$0.14
Third quarter (July 1, 2007 – September 30, 2007)	$0.20	$0.085

Fiscal Year Ended December 31, 2006
First quarter (January 1, 2006 - March 31, 2006)	$0.40	$0.15
Second quarter (April 1, 2006 – June 30, 2006)	$0.65	$0.25
Third quarter (July 1, 2006 – September 30, 2006)	$0.52	$0.37
Fourth quarter (October 1, 2006 – December 31, 2006)	$0.62	$0.30

As of November 12, 2007, there were approximately 541 holders of record of our common stock.

We have appointed Standard Registrar and Transfer Company, Inc., 12528 South 1840 East, Draper, Utah 84020, as transfer agent for our shares of common stock.

Equity Compensation Plan Information

We do not have an equity compensation plan pursuant to which we grant equity awards to executive officers or other persons.

The following table summarizes our equity compensation plan information as of November 12, 2007.

Plan Category(1)	Number of Shares to Be Issued upon Exercise of Outstanding Options, Warrants and Rights)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)

Equity Compensation plans approved by shareholders	0	N/A	N/A
Equity Compensation plans not approved by shareholders	0	N/A	N/A
Total	0	N/A	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND PLAN OF OPERATIONS

Cautionary and Forward-Looking Statements

Our representatives and we may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our Shareholders and new releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the Act.   In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements.  These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.

Forward-looking statements reflect management’s current expectations and are inherently uncertain.  Our actual results may differ significantly from management’s expectations. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based include assumptions concerning uncertainties such as uncertainties associated with the following:

(a)                                  volatility or decline of our stock price;

(b)                                 potential fluctuation in quarterly results;

(c)                                  our failure to earn revenues or profits;

(d)                                 inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e)                                  inadequate capital to continue business;

(f)                                    changes in demand for our products and services;

(g)                                 rapid and significant changes in markets;

(h)                                 litigation with or legal claims and allegations by outside parties; or

(i)                                     insufficient revenues to cover operating costs.

There is no assurance that we will be profitable. We may not be able to successfully develop, manage or market our products and services. We may not be able to attract or retain qualified executives and technology personnel. Our products and services may become obsolete, government regulation may hinder our business. Additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in our businesses.

We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the factors described in other documents we file from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB and Annual Report on Form 10-KSB filed by us in 2006 and 2007 and any Current Reports on From 8-K filed by us.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.  Such discussion represents only the best present assessment of our management.

Background and Business Overview

We were originally incorporated in 1996 in the state of Nevada as Silver Strike Mining Company, Inc. In 1999, we changed our name to Halifax International, Inc. In 2004, we changed our name to VuBotics, Inc. and acquired QuantumReader, Inc. In 2006, we reincorporated from Nevada to Georgia. We have two non-operating subsidiaries, QuantumReader, Inc., a Delaware corporation, and Truscom, a Japanese subsidiary.

VuBotics has now transitioned its core platform of patent pending concepts to products and services.  First quarter announcements for the VuIT™ reader eMail for BlackBerry demonstrates the Company’s resolve to deliver against a consumer and business enterprise plan.

While still early in revenue development, our licensing agreements in global markets with leading mobile software application distributors and enterprise clients mark a shift from pre-revenue to revenue stages.  Initial market reviews and paying customer feedback about the VuIT™ reader continue to validate and exceed expectations for technology product adoption.

The VuIT™ reader is a sequential word delivery engine that delivers streaming text in a cadence, or rhythm, similar to sub-vocalization and allows readers to consume text two to four times faster than average college educated readers.

That engine is the basis of a platform used to exploit markets in mobile and computer based eMail, mobile and computer based email attachments and documents, mobile messaging, mobile internet content and online content presentation, and providing metrics and relational advertising insertion.  In the mobile markets, the VuIT™ reader represents a unique business model for advertising sponsored video content and content presentation for mobile entertainment.

VuBotics continues to own operating subsidiaries in Delaware and Japan and plans to initiate UK/EU operations in the immediate future.  The construction of this world-wide business enterprise is designed to allow VuBotics to license and distribute its the VuIT™ reader platform throughout the world, in over 80 languages, maximize its IP protection, maintain proximity to markets and create the most efficient financial structures available within today’s complex regulatory environment.  VuBotics will be using this investment in structure as a repeatable means to continuously deliver new patented technologies into the global markets.

There can be no assurances that the projected potential applications of the VuIT™ reader will function in a way that will meet the Company’s product objectives or be accepted by the marketplace. See “Risk Factors.”  We are currently selling the VuIT™ reader by targeting domestic and foreign applications, including mobile phone email and attachment readers, computer based email and attachment readers, online server based readers, content readers with advertising, and broadcasting. Other commercial opportunities include education, military, and medical.

The Company is prosecuting ten patent applications and provisional patent applications for the VuIT™ reader and related methods of analysis, abstraction and delivery of electronic information in the United States and in Europe. There can be no assurances that any patents will be granted. See “Risk Factors.”

Critical Accounting Policies

The Company has nominal operating revenue. At such time as the Company has revenue, the Company intends to adopt such policies as revenue recognition and stock compensation.

Results Of Operations

Nine Months Ended September 30, 2007 Compared  to Nine Months Ended September  30, 2006

General. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the nine months ended September 30, 2007 and 2006. The consolidated financial statements and notes thereto, included as part of the financial statements, should be read in conjunction with these discussions.

The Company incurred a net loss for the nine months ended September 30, 2007 of $1,597,991. This compares to a loss of $1,649,086 for the same period in 2006, a decrease of $51,095. The decrease is primarily the result of lower operating expenses of $829,639 and lower interest expense of $34,225 during the nine months ended September 30, 2007 offset by a gain on debt restructure of $798,046 in the second quarter 2006.

Operating expenses decreased $829,639 to $1,609,082 from $2,438,721 during the same period in 2006. The decrease is primarily the result of a reduction in non-cash stock compensation offset by an increase of $73,484 in general and administrative expenses and marketing expenses of $65,013 during the nine months ended September 30, 2007. Non-cash stock compensation related to marketing and general and administrative was lower by $200,500 and $764,772, respectively during the nine months ended September 30, 2007, as compared to the same period in 2006. General and administrative expenses increased due to increased reporting and compliance costs.

The Company recorded revenue of $25,272 for the nine months ended September 30, 2007 and $37,000 for the nine months ended September 30, 2006. These revenues were derived from a follow-on pilot project with a major media content provider and royalties from licenses of the VuIT™ reader email Reader.

Three months ended September 30, 2007 Compared to Three Months Ended September 30, 2006

General. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the three months ended September 30, 2007 and 2006. The consolidated financial statements and notes thereto, included as part of the financial statements, should be read in conjunction with these discussions.

The Company incurred a net loss for the three months ended September 30, 2007 of $637,215. This compares to a loss of $505,908 for the same period in 2006, an increase of $131,307. The increase is primarily the result of  higher operating expenses of $99,145 and lower revenue.

Operating expenses increased $99,145 to $634,237 from $535,092 during the same period in 2006. The increase is primarily the result of an increase of $70,207 in general and administrative expenses offset by lower product development expenses of $122,844 during the three months ended September 30, 2007. Non-cash stock compensation increased $90,780 related to general and administrative expenses and decreased $17,680 related to marketing expenses during the three months ended September 30, 2007 as compared to the same period in 2006.

The Company recorded revenue of $484 for the three months ended September 30, 2007 and $37,000 for the same period in 2006. These revenues were derived from royalties from licenses of the VuIT™ reader.

Liquidity and Capital Resources

As of September 30, 2007, the Company had a cash balance of $590,912, and $617,129 in total assets. The Company’s current liabilities increased from $1,767,475 to $3,336,483. This increase is primarily due to the issuance of senior, secured convertible loan notes and to the reclassification of the long-term portion of notes payable to current liabilities offset by the payment of accrued compensation with the issuance of restricted common stock of the Company. Net cash used by operations was $911,334. Net cash provided by financing activities was $989,107 for the nine months ended September 30, 2007 primarily resulting from the proceeds of the issuance of senior, secured convertible loan notes.

The Company has financed its operations primarily through the sale of its common stock, private placements and public offerings of its securities, borrowings and loans from shareholders and officers.

The Company believes that its cash needs for the next twelve months will be met by debt financings, loans from its directors, officers and shareholders and private placements and/or public offerings of its securities. However, there can be no assurances that the Company will be successful in obtaining sufficient funds needed for the development of its business. If the Company issues more shares of its common stock its shareholders may experience dilution in the value per share of their common stock.

On August 28, 2007, the Company entered into the 2007 Securities Purchase Agreement pursuant to which the Company issued and sold to purchasers senior, secured convertible loan notes and warrants to purchase shares of the Company’s common stock for up to a maximum of $2,000,000 in subscription price. The Company issued and sold notes and warrants to 16 purchasers thereunder for an aggregate subscription price of $1,440,000. The Company continues to investigate the availability, source and terms for other types of external financing. The Company cannot assure that funds will be available from any source, or, if available, that the Company will be able to obtain the funds on terms agreeable to it. Any additional debt the Company incurs could result in a substantial portion of its cash flows from operating activities, if any, being used for the payment of principal and interest on the indebtedness, and could render the Company more vulnerable to competitive challenges and economic downturns.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

General. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the years ended December 31, 2006 and 2005. The consolidated financial statements and notes thereto included as part of the financial statements should be read in conjunction with these discussions.

The Company incurred a net loss for the twelve months ended December 31, 2006 of $2,559,170. This compares to a loss of $2,038,096 for the same period in 2005, an increase of $521,074, or 26%

The Company recorded revenues of $37,000 for the year ended December 31, 2006 compared to $2,672 for the year ended December 31, 2005. These revenues were derived from a pilot project with a major media content provider.

The increase in net loss is primarily the result of an increase in product development of $381,486, marketing costs of $501,833 and General expenses of $560,986 offset by a gain on debt restructure of $465,046.

Liquidity and Sources of Capital

As of December 31, 2006, the Company had a cash balance of $513,974, and $544,056 in total assets. The Company’s current liabilities decreased from $2,958,525 to $1,673,198. This decrease is due to the restructure of notes payable whereby the terms were modified and accrued interest was forgiven.  The Company’s notes payable with an aggregate principal balance of $1,135,000 was restructured pursuant to agreements whereby the old notes and terms were exchanged for new notes and new terms.  Under the agreements, accrued interest of $935,546 was forgiven, interest rates were reduced to 10% and maturity was extended to December, 2008.  In addition, accrued interest of $191,185 was combined with the outstanding principal balance of one of the old notes into a new note.

Net cash used by operations was $1,614,989 related to the costs and expense of generating business, which primarily consisted of fees to employees, software developers and repayments of accrued liabilities.  Net cash used by investing activities was $32,213 consisting of equipment purchases.  On August 24, 2006, the Company sold 7,399,799 shares of common stock together with warrants to purchase up to an additional 7,399,799 shares of common stock for an aggregate of $2,219,940. The warrants have an exercise price of $0.60 per common share and a term of five years.  Net cash provided by financing activities was $2,160,966 for the twelve months ended December 31, 2006 resulting from the sale of common stock, the issuance of notes payable, and loans from a related party.  Notes payable on demand of $925,000 bear an interest rate of 10% per annum due December 31, 2008 and notes payable of $360,659 bear an interest rate of 10% per annum due December 15, 2008.  The company issued certain short-term notes with an aggregate principle amount of $235,000 due within twelve months.  The company paid these notes along with interest of $5,000 in August 2006.

The Company has financed its operations primarily through the sale of its common stock, private and public debt and equity offerings and notes payable.

The Company believes that its cash needs for the next twelve months will be met by debt financings, loans from its directors, officers and shareholders, private placements of Company securities, subscription rights offerings to its shareholders and a potential initial public offering of shares on AIM. However, there can be no assurances that the Company will be successful in obtaining sufficient funds needed for the subsequent development of its business.  If the Company issues more shares of its common stock its shareholders may experience dilution in the value per share of their common stock.

The Company continues to investigate the availability, source and terms for external financing, but has not entered into any agreements at this time for such financing. The Company cannot assure funds will be available from any source, or, if available, that the Company will be able to obtain the funds on terms agreeable to it. Any additional debt the Company incurs could result in a substantial portion of its cash flows from operating activities, if any, being used for the payment of principal and interest on the indebtedness, and could render the Company more vulnerable to competitive challenges and economic downturns.

Recent Financings

August 2006 Financing

In August of 2006 we offered and sold 7,399,799 shares (the “2006 Shares”), of common stock, $0.001 par value, together with warrants to purchase up to an additional 7,399,799 shares of Common Stock (the “2006 Warrants”; the 2006 Warrants and the 2006 Shares shall collectively be referred to as the “2006 Securities”) for an aggregate amount of proceeds of $2,229,940 (the “2006 Offering”). The 2006 Warrants have an exercise price of $0.60 per common share and a term of five years. The 2006 Securities were sold solely to accredited investors (the “2006 Purchasers”) in a private placement offering exempt from registration under the Securities Act.

In connection with the private placement, we entered into a Common Stock and Warrant Purchase Agreement (the “2006 Purchase Agreement”), dated as of August 24, 2006, with the 2006 Purchasers that contains customary representations, warranties and covenants. The 2006 Warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include certain cashless-exercise provisions. The 2006 Warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities.

In connection with the 2006 Offering, we entered into the 2006 Registration Rights Agreement with the 2006 Purchasers pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing and use commercially reasonable efforts to obtain effectiveness of the registration statement within 90 days after the filing date (subject to a 30 day extension if the registration statement is reviewed by the Securities and Exchange Commission). The registration statement was declared effective on February 14, 2007 and covers the resale of the 2006 Shares and the shares of Common Stock underlying the 2006 Warrants (the “2006 Warrant Shares”).  Our inability to satisfy certain covenants contained in the 2006 Purchase Agreement relating to registration rights resulted in our obligation to pay liquidated damages to the 2006 Purchasers and the placement agents which we satisfied by issuing shares of our common stock to them.

August 2007 Financing

On August 28, 2007, the Company entered into the 2007 Securities Purchase Agreement pursuant to which the Company sold (i) senior, secured convertible notes in the aggregate principal amount of $1,440,000 and warrants to purchase up to 21,920,833 shares of the Company’s common stock to the purchasers (the “2007 Purchasers”).

The 2007 Notes mature on March 28, 2008, unless extended by mutual agreement of the Company and the note holders. The holders of the 2007 Notes may convert 83.33% of any amounts outstanding  under the 2007 Notes at any time into shares of our common stock at a fixed conversion price per share of $0.10. We may convert 83.33% of any amounts of principal outstanding under the 2007 Notes at any time prior to repayment at a conversion price of per share $0.10 if the volume weighted average price of our common stock on the OTC Bulletin over any 10 consecutive trading days is $.60 or more per share. Our obligation under the 2007 Securities Purchase Agreement are secured by substantially all of our assets pursuant to a security agreement dated August 28, 2007 between the Company and a collateral agent designated by the 2007 Purchasers.

Under the 2007 Securities Purchase Agreement, we also issued to the 2007 Purchasers five-year warrants to purchase up to21,920,833  shares of our common stock at the exercise price of $0.20.

In connection with the 2007 Securities Purchase Agreement, we also entered into the 2007 Registration Rights Agreement with the 2007 Purchasers providing for the filing of a registration statement with the Securities and Exchange Commission registering a portion of the common stock issuable upon conversion of the notes and the exercise of the warrants. We caused the registration statement to be filed. In the event of a default of our obligations under the 2007 Registration Rights Agreement, if the registration statement is not declared effective within 90 days of filing (120 days if the registration statement is reviewed by the Securities and Exchange Commission), we are required to pay to the 2007 Purchasers, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, equal to 1.5% of the each holder’s subscription price (subject to a cap of 18% of such holder’s subscription price).

We have the right to convert all or a portion of the outstanding principal amounts under the 2007 Notes at any time prior to repayment if the volume weighted average price of our common stock on the OTC Bulletin over any 10 consecutive trading days is $.60 or more per share. In the event the Company elects to convert the 2007 Notes, the Company will issue to each holder that number of shares equal to the product obtained by dividing (a) 83.33% of the outstanding principal on the 2007 Notes by (b) $0.10 and repaying any outstanding interest in cash. The holders have the right to convert all or a portion of the outstanding principal and/or interest under their note. In the event, the 2007 holders elects to convert a 2007 Note, the Company will issue to such holder that number of shares equal to the product obtained by dividing (a) 83.33% of the outstanding principal and/or interest on their Note by $0.10.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Auditor’s Opinion Expresses Doubt About The Company’s Ability To Continue As A “Going Concern”

The independent auditors report, dated March 29, 2007, on our December 31, 2006 financial statements included in this Registration Statement, states that due to the Company suffering recurring losses and having a net capital deficiency, this raises substantial doubts about the Company’s ability to continue as a going concern. If we are unable to develop our business, we have to discontinue operations or cease to exist, which would be detrimental to the value of the Company’s common stock. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

DESCRIPTION OF BUSINESS

Business Strategy and Operations

VuBotics, Inc. (the “Company”) is a technology and software  company with two non-operating subsidiaries, QuantumReader, Inc., a Delaware corporation, and Truscom, a Japanese company. The purpose of the business is to identify, capture, build and commercialize intellectual property acquired and/or licensed from individuals, corporations and governments and fully exploit their value in the global markets. Management has focused on assessing the existing inventory of Intellectual Assets and creating strategies for them.

VuBotics has now transitioned its core platform of patent pending concepts to products and services.

While still early in revenue development, our licensing agreements in global markets with leading mobile software application distributors and enterprise clients mark a shift from pre-revenue to revenue stages. Initial market reviews and paying customer feedback about the VuIT™ reader continue to validate and exceed expectations for technology product adoption.

VuBotics plans to initiate operations in the United Kingdom/European Union in the immediate future. The construction of a world-wide business enterprise is designed to allow VuBotics to license and distribute its the VuIT™ reader platform throughout the world, in over 80 languages. It will maximize its IP protection, maintain proximity to markets and create the most efficient financial structures available within today’s complex regulatory environment. VuBotics will be using this investment in structure as a repeatable means to continuously deliver new patented technologies into the global markets.

Products and Technology

The first product platform that VuBotics has developed is the VuIT™ reader system called based on its patent pending technology. The VuIT™ reader is a hardware independent software system which changes the way in which text is displayed on many different mediums. Rather than treat the display like a static piece of paper, the VuIT™ reader dynamically feeds text to the viewer. The Company believes that this automated presentation has the potential to substantially increase reading rate and improve comprehension in any language. Utilizing the software application words are then displayed one at a time, as large as desired, and at a rate of speed optimized for the individual reader. The system also incorporates the capability of personalizing, tracking and modifying the experience real-time. The Company has completed the development of multiple VuIT™ reader applications and production ready systems for the Push eMail and the Broadcast markets. The Company intends to develop the VuIT™ reader applications for Online deployments through Content Providers. Each VuIT™ reader product is designed to 1) improve the reading experience, 2) collect usage data and 3) position relevant matching data or enable contextual search. The difficulties of reading on electronic devices whether computers or mobile phones are well documented. The VuIT™ reader provides an important alternative to standard reading approaches allowing users to see text in a larger font and to read faster. A patent pending cadence system and a scrolling device mitigates problems reading on computer screens and mobile phones. By leveraging computer processing power users read faster with higher retention and less eye strain. There is anecdotal evidence the VuIT™ reader may assist people suffering from dyslexia and other reading disabilities.

Although currently optimized for English, the VuIT™ reader can be programmed to work with any language including non-Greek lettered languages as Chinese and Arabic. By programming the cadence engine for each language specific elements, opportunities exist to reach diversified and multiple mobile phone users throughout the world. The VuIT™ reader provides special opportunities for Kanji (Chinese characters), an intricate written language in which a single small stroke can change the meaning of a pictogram, text messaging and an email. These elements combined with a small screen explain the slow adoption of email and texting in China. Evidence from commercial prospects, including Motorola, suggest the VuIT™ reader may solve this problem allowing each pictogram to be presented individually on the screen large enough to be read easily.

The VuIT™ reader Reader, simple and elegant in concept, has vast potential for commercial exploitation. Internet and mobile advertising offers huge potential.

The Company is prosecuting ten patent applications and provisional patent applications for the VuIT™ reader and related methods of analysis, abstraction and delivery of electronic information in the United States and in Europe. The core of those patents is the unique and differentiating cadence technology. Additional technologies covered include the methods of controlling the system, using keys on computers, mobile phones, MP3 players and devices to monitor reading speed and cadence elements. While the Company’s products are not dependent on a single patent, there can be no assurances that any patent will be granted. See “Risk Factors.”

In November, 2004 the Company acquired QuantumReader, Inc. (“QR”) and the QR technology.

Marketing and Markets

The Company intends to fully exploit its initial software application for the VuIT™ reader, under the trade name the VuIT™ reader email Reader, to the push email mobile communications user market through global distributors, adjacent sales channels and embedded within the devices. Many of these sales partners are already in negotiation or in various stages of coordinated sale. However, there is a long sales cycle associated with the technology. The Company’s first product, the VuIT™ reader eMail Reader for BlackBerry is available through individual subscription and through enterprise deployment. It is the intent of the Company to penetrate the individual subscription model though device manufacturers and retail distributors throughout the world. Subsequent versions of enterprise and production-specific applications are designed to transition VuBotics into long-term licensing agreements of various reading, tracking, advertising and relational search products sets in each vertical. The Company has identified the following vertical markets for the VuIT™ reader Reading Systems:

•                  Enterprise eMail and Documents

•                  Legal Services

•                  Financial Services

•                  Healthcare and Medical Industries

•                  Search and Archival Industry

•                  Broadcast

•                  News

•                  Sports

•                  Events

•                  Mobile

•                  Accessibility

•                  Online

•                  Advertising-Paid Content

•                  Games and Interactive Content

•                  Subscription-based Productivity Enabled Content

•                  Accessibility

•                  Educational Markets

•                  Relational Search

•                  Text

•                  Video

•                  Music

•                  Professional Services

•                  Integration and Delivery

•                  Mobile

•                  Email

•                  Email Attachments

•                  Mobile Internet Content

•                  Mobile Messaging

There can be no guarantee the Company will either successfully develop or adapt the VuIT™ reader Reading System for these markets or, if the Company is successful in doing so, that these markets or any other markets will accept the product. Subsequent products may or may not be directed at similar markets through similar channels. Each marketing strategy will be appropriate for the size of the opportunity being generated. These market relationships are often complex and require time to develop at the right level of negotiation as is typical of business to business product sales cycles. Similar to the VuIT™ reader family of products, there is an expectation that once creditable levels of market awareness exist, the length of each cycle should shorten but there is no assurance of this.

In August, the Company entered into an agreement with Research In Motion of Waterloo, Ontario, the manufactures of BlackBerry products. While the alliance agreement was not structured to create near-term revenues for the Company, it has been instrumental in obtaining third party testing and validation of the VuIT™ reader eMail Reader for BlackBerry product. Such testing is required prior to distribution of applications on RIM products over the network. We believe that this alliance agreement will lead to near-term revenue producing opportunities through telecommunication carriers and application distributors of BlackBerry products.

Research and Product Development

The Company has a significant commitment to research and product development. The Company’s research and product development efforts are focused on developing its core technological competentics. VuBotics has conducted extensive research in development of the VuIT™ reader reading systems and product platforms. During fiscal years 2005 and 2006, over $761,000 was spent on research and product development.

Patents, Trademarks and Proprietary Rights

The Company relies on a combination of patent, trade secret and trademark laws to establish its proprietary rights in its products. The Company has several patent applications and provisional patent applications pending in the United States and Europe for its inventions. The Company believes that the patents it has applied for may be useful in protecting the Company’s proprietary products.

VuBotics has applied for United States federal registration for a number of trademarks including its “VuBotics,” “the VuIT™ reader” and stylized “V” trademarks. Each of these trademarks is incorporated into our website, marketing collateral and market communications to maximize the Company’s efforts to brand itself and its products.

Vubotics is constantly developing proprietary technology that protects the intellectual portfolio of the company and positions it to maximize its licensing revenue. This technology has the potential for additional patent protection. The company will vigorously protect these inventions and continue to invest research funds to further the promotion of VuBotics’ interests in its exploited markets and promote the interests of VuBotics partners in creating other dimensions of use of the intellectual assets.

Competition

The Company believes that competitors will emerge with a product that attempts to emulate the VuIT™ reader. Currently, there are no known competitors in the target markets with a product using the technologies, trade secrets and patent pending techniques employed by the Company. However, the academic community has conducted research in similar technologies. Some of our competitors may have greater manufacturing and marketing capabilities and greater financial, technological and personnel resources. The Company believes that the major competitive factors with this evolving technology will be performance, quality, support and price. Although the Company may not be able to successfully compete against them it is our assertion that our IP protection and our leveraged licensing strategy will make these companies much more likely to engage in business than in the courts.

The Company has applied for patents on its technologies and techniques. Patents, trade marks and trade secrets could limit potential competitor’s ability to create a product that would have the capabilities of the VuIT™ reader and subsequent products.

Employees

As of November 26, 2007, the Company had 1 full-time employee. Due to its financial inability to make long-term commitments to personnel, the Company primarily uses independent contractors for its personnel needs.

DESCRIPTION OF PROPERTY

Our executive offices are located at 235 Peachtree Street NE, Suite 1725, Atlanta, Georgia 30303. We have an agreement for use of office space at this location under a month to month arrangement. The office space contains approximately 1530 square feet. We rent our office space at a monthly rate of $2,844.

We believe that our existing facilities will be adequate to meet our needs for the foreseeable future. Should we need additional space, management believes it will be able to secure additional space at commercially reasonable rates.

LEGAL PROCEEDINGS

On February 6, 2007, we were served with a complaint which had been filed on January 29, 2007 in the Superior Court of Fulton County, Georgia by Ekistics Research, LLC (“Ekistics”) and Craig J. Larson, a former director and officer of the Company, against us and VuBotics Georgia, Inc. The complaint alleged, among other things, that we breached our obligation to provide up to $500,000 for working capital, software development, inventory purchases and promotion of the QuantumReader software during the 12-month period after our acquisition of QuantumReader, Inc. (now our wholly owned subsidiary) under the Plan and Agreement of Reorganization dated November 17, 2004 among us, Mr. Larson and others. The plaintiffs were seeking monetary damages, as well as an injunction requiring us to provide Mr. Larson with a non-exclusive, worldwide, perpetual, irrevocable, paid-up license to the QuantumReader software. In March, 2007, Ekistics Research, LLC and Mr. Larson withdrew the complaint.

On September 4, 2007, Ekistics and Mr. Larson refiled their complaint against us and certain other parties in the Superior Court of Fulton County, Georgia.  This complaint is similar to the previous complaint that Mr. Larson and Ekistics filed and withdrew earlier this year.  In the second complaint, the plaintiffs are seeking monetary damages, as well as an order declaring Mr. Larson the owner of a patent application that was the principal asset of QuantumReader, Inc. when it was acquired by us and an injunction against us.  At this time, our management believes that the lawsuit is without merit, and we intend to show, among other defenses, that we made available well in excess of $500,000 during the requisite time period in 2004 and 2005. On October 4, 2007, QuantumReader, Inc. filed a motion to intervene in the lawsuit along with pleadings asserting numerous claims against Mr. Larson, including that he has willfully interfered with QuantumReader, Inc.’s intellectual property.  In addition, QuantumReader, Inc. filed a motion for a preliminary injunction asking the court to immediately prohibit Mr. Larson from further interfering with QuantumReader, Inc.’s intellectual property. This litigation may be costly or unsuccessful. Due to the inherent uncertainties in litigation, and because the ultimate resolution of the proceeding is influenced by factors outside of our control, the ultimate outcome of this proceeding is uncertain and unpredictable.

MANAGEMENT

Executive Officers and Directors

The Company’s Board of Directors currently has five seats. Our executive officers and directors and their respective ages and positions as of November 27, 2007 are as follows:

Name	Age	Position
Philip E. Lundquist	71	Chairman of the Board (previously Chief Executive Officer and Chief Financial Officer)
Marc Owensby*	46	Interim Chief Executive Officer and Director
John F. Ellingson	43	President and Chief Operating Officer
Thomas C. Ridenour**	46	Secretary and Interim Chief Financial Officer
Ronan A. Harris	36	Director
Robert T. Eramian	62	Director
Richard Barfield***	51	Director

*Marc Owensby was appointed as a director of the Company effective August 16, 2007 and appointed interim Chief Executive Officer effective November 28, 2007.

** Thomas C. Ridenour was appointed Secretary and Interim Chief Financial Officer effective November 28, 2007.

*** Richard Barfield has been elected as a director of the Company effective December 3, 2007.

The term of office of each director of the Company ends at the next annual meeting of the Company’s shareholders or when such director’s successor is elected and qualifies. No date for the annual meeting of shareholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. Pursuant to the Company’s bylaws, the date of the annual meeting is to be determined by the current Board of Directors.

The following information sets forth the backgrounds and business experience of the directors, executive officers and key employees:

PHILIP E. LUNDQUIST, Director - Mr. Lundquist has served as Chairman of the Board for the Company since January, 1999. From May 1, 2003 until November 27, 2007, he served as the Company’s chief executive officer and chief financial officer. He relinquished his roles as chief executive officer and chief financial officer effective November 28, 2007. From 1988 to the present he has served as President of Lundquist Advisory Company, a company which provided corporate finance advisory services. He has held management positions at Reynolds Securities, Montgomery Securities, Inc. and Alex Brown & Sons in Miami, San Francisco and Baltimore. [He serves as a director of Constellation Group, Inc.]  He was Director of Corporate Finance of Deloitte & Touche, Atlanta, Georgia. Mr. Lundquist graduated from Williams College with a bachelors degree in political science and economics in 1957. During 1962 to 1964, he attended the Institute of Investment Banking at the Wharton School of Business, University of Pennsylvania.

MARC OWENSBY,  Chief Executive Officer and Director – Mr. Owensby was appointed as a director of the Company on August 16, 2007 and appointed interim chief executive officer of the Company effective November 28, 2007. Mr. Owensby has served as the chief development officer of PT Code Jawa, a mobile software development firm based in Indonesia, since 2002. Prior to co-founding PT Code Jawa, Mr. Owensby was the chief executive officer of Spotcast Communications, Inc., a firm which specialized in mobile phone advertising and marketing technologies, from 1998 through 2001. From 1996 through 1998, Mr. Owensby served as Vice President of telecommunications for Lockheed Martin International. From 1990 through 1996, he served as director of business development for COMSAT Mobile Communications, Inc. Mr. Owensby holds a dual degree in Economics and History from the University of Wisconsin-Madison and a doctorate in law degree from the University of Wisconsin Law School.

JOHN F. ELLINGSON, President and Chief Operating Officer – John F. Ellingson serves as VuBotics’ President & Chief Operating Officer; previously he was the Chief Strategy Officer for the Company. Bringing over 20 years of experience in strategic consulting, Mr. Ellingson’s most recent prior position was U.S. National Manager of the Global Technology, Media & Telecommunications Business Innovation Group at Deloitte & Touche. His client base consisted primarily of Fortune 500 and international companies such as The Coca-Cola Company, General Motors, BMW, Daimler Chrysler, Lockheed-Martin, Intel, Microsoft, GE Capital, Motorola, IBM, Johnson & Johnson, Qualcomm (MediaFlo), Hutchison Whampoa, China Unicom, Huawei, SK Telecom, Global Crossing, Siemens, Bellsouth, Home Depot, and government entities such as NATO, the NSA and the Singagpore EDB. Mr. Ellingson graduated with dual Bachelor of Sciences/Bachelor of Arts degrees in Economics and Marketing from Temple University, and a Master of Business Administration in Economics and Finance from the Babcock School of Business at Wake Forest University. He is also an alumnus of the University of Southern California’s Center for Telecom Management Advanced Management Training and Massachusetts Institute of Technology’s Creating  Sustaining Innovative Organizations.

THOMAS C. RIDENOUR, Secretary and Interim Chief Financial Officer - Mr. Ridenour was appointed secretary and interim chief financial officer of the Company effective November 28, 2007; previously he had served as a consultant to the Company since May 2005. Prior to this, he served as Senior Vice President and Chief Financial Officer of Healthwatch, Inc. Before that, Mr. Ridenour was Senior Vice President and Chief Financial Officer of Nationwide Credit, Inc. Previous to that, he was Vice President and Chief Financial Office of Imaging Technologies Services, Inc. Before that, Mr. Ridenour was Vice President and Division Controller for American Security Group and served in various positions with Primerica Financial Services. Mr. Ridenour graduated with a Bachelor of Science degree in accounting from the University of South Carolina. He is a Certified Public Accountant and a member of the AICPA and the Georgia Society of CPAs.

RONAN A. HARRIS, Director - Mr. Harris was appointed as a director of the Company in 2000. In January 1999, Mr. Harris founded Aubyn Management Ltd. which specializes in developing new markets and business opportunities in Japan. From 1996 to January 1999 he was employed as a consultant for JJ International, a financial consulting firm. From December, 1993 to February, 1996 he was employed as an engineer at Mitsubishi Corporation. He graduated with honors from The University of Dublin with a degree in Electrical Engineering. Presently, Mr. Harris lives in Dublin, Ireland and is an executive with Google, Inc.

ROBERT T. ERAMIAN, Director - Mr. Eramian was appointed as a director of the Company in 2000. Mr. Eramian is Managing Director with Strategos Financial LLC, where he has been employed since 2005. Mr. Eramian works closely with Private Family Offices, Hedge Funds and Investment Advisors in his capacity as Managing Director at Strategos Financial, LLC.  From 2002 to 2005, Mr. Eramian was the National Sales Manager for the Philadelphia Financial Group.  From 2000 to 2002, Mr. Eramian handled offerings designed exclusively for high net worth clients while working at Deutsche Banc Alex Brown.  From 1994 to 2000, Mr. Eramian served as the Chief Executive Officer of Iatros Healthcare Corp.  Prior to 1994 Mr. Eramian worked as an Independent Consultant assisting two companies go from start-ups to being listed on the NYSE.  Mr. Eramian received his Bachelor of Arts from Merrimack College in 1966, his Master of Arts from Dayton University in 1967 and his Ph.D./ABD from Emory University in 1980.

RICHARD BARFIELD, Director - Mr. Barfield was appointed as a director of the Company effective December 3, 2007. Mr. Barfield serves as Chairman of ARC International plc and Executive Chairman of Square One Resources Limited.served as chief executive officer of Spring Group plc, an information technology staffing company, from March 2002 through September 2006. From June 2000 through February 2002, Mr. Barfield served as group finance director of Spring Group plc. Prior to joining Spring Group plc, Mr. Barfield was the finance director for several companies including BellSouth Corporation, Northgate Information Solutions plc, and Smith Kline Beckman. Mr. Barfield holds a Bachelor of Arts degree from King’s College in London and is a Fellow of the Royal Society of Arts (FRSA), a Fellow of the Institute of Chartered Accountants (FCA), and a Chartered Accountant (ACA).

Family Relationships

There are no family relationships among any of the officers or directors of the Company.

Board and Board Committees

The following person’s serve as members of the Board of Directors:  Philip E. Lundquist (Chairman), Robert T. Eramian, Ronan A. Harris and Marc Owensby. Richard Barfield will serve as a director of the Company effective December 3, 2007.

At this time, the Board has no committees. The Board anticipates that it will form audit, nominating and compensation committees in the near future.

Code of Ethics

The Company adopted a Code of Ethics (the “Code of Ethics”) applicable to the Company’s principal executive, financial and accounting officer and persons performing similar functions. In addition, the Code of Ethics applies to the Company’s employees, officers, directors, agents and representatives.  The Company’s Code of Ethics is intended to comply with the rules and regulations of the Securities and Exchange Commission and the rules of the NASDAQ Stock Market.  The Code of Ethics is available, at no cost, from the Company upon written request to Philip E. Lundquist, Chief Executive Officer of VuBotics, Inc., 235 Peachtree Street NE, Suite 1725, Atlanta, Georgia 30303, and a copy is annexed as Exhibit 14 to the Company’s Annual Report filed on Form 10-KSB with the SEC on March 31, 2006.

Director Compensation

In the past, we have not paid any cash compensation to any director for acting in such capacity. We have paid directors restricted shares of the Company’s common stock as compensation for services rendered as directors of the

Company. The table set forth below summarizes the compensation paid to our directors for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($ )	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($ )	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($ )
Philip Lundquist	N/A	N/A		N/A	N/A	N/A	N/A	N/A

Robert Eramian	N/A	12,500	(1)	N/A	N/A	N/A	N/A	12,500

Ronan Harris	N/A	25,000	(2)	N/A	N/A	N/A	N/A	25,000

Marc Owensby(3)	N/A	N/A		N/A	N/A	N/A	N/A	N/A

Roy Dantzman(4)	N/A	25,000		N/A	N/A	N/A	N/A	25,000

(1)           Robert Eramian was awarded 50,000 shares of restricted common stock valued at a market price of $0.25 on February 20, 2006.

(2)           Ronan Harris was awarded 100,000 shares of restricted common stock valued at a market price of $0.25 on June 9, 2006.

(3)           Marc Owensby was appointed a director of the Company in August 2007.

(4)           Roy Dantzman resigned as a director of the Company in December 2006.

CORPORATE GOVERNANCE

Board Determination of Independence

Our Board of Directors has determined that Messrs. Harris and Eramian are each “independent” as that term is defined by the National Association of Securities Dealers Automated Quotations (“NASDAQ”).  Under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years;  (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of Vubotics has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of Vubotics’ outside auditor. In addition, a director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, is not deemed to be independent by our Board of Directors. Philip Lundquist is not deemed to be “independent” because he has been employed by the Company as its Chief Executive Officer over the past three years. Marc Owensby is not deemed to be “independent” because he serves as the Interim Chief Executive Officer.

Board of Directors Meetings and Attendance

The Board of Directors has responsibility for establishing our broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee the management of our Company and, in doing so, serve the best interests of the Company and our shareholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on our Company. Management keeps the directors informed of Company activity through regular communication, including written reports and presentations at Board of Directors and committee meetings.

We have no formal policy regarding director attendance at the annual meeting of shareholders, although all directors are expected to attend the annual meeting of shareholders if they are able to do so. The Board of Directors has held 9 meetings in 2007 thus far which were all held telephonically. During 2007 the Board has held numerous additional telephonic meetings on an informal basis.

EXECUTIVE COMPENSATION

The table set forth below summarizes the annual and long-term compensation awarded to, earned by or paid to our executive officers (collectively, the “named officers”) for fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004.

Summary Compensation Table

Name & Position(s)	Year	Salary ($ )		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($ )	All Other Compensation ($) (1)	Total ($)
Philip Lundquist Chairman (2)	2006	360,300	(3)	—	—	—	—	—	—	360,300
	2005 2004	160,000 250,000	(4) (5)	— —	— —	— —	— —	— —	— —	160,000 250,000

Craig J. Larson (6) Chief Scientist and Director	2006 2005 2004	— 107,850 —	(7) (7)	— — —	— — —	— — —	— — —	— — —	— — —	107,850 —

Marc Owensby(8)	2006 2005 2004	— — —		— — —	— — —	— — —	— — —	— — —	— — —	— — —

Thomas Ridenour(9)	2006 2005 2004	— — —		— — —	— — —	— — —	— — —	— — —	— — —	— — —

(1) With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment and stated stock award amounts, none of the named executives received any other compensation, perquisites, personal benefits in excess of $10,000.

(2) Mr. Lundquist relinquished his roles as Chief Executive Officer and Chief Financial Officer of the Company effective November 28, 2007. He continues to serve as Chairman of the Company.

(3) Mr. Lundquist received the following restricted stock awards during the 2006 fiscal year in consideration for his services as the CEO, CFO, President, Chairman, Treasurer and Secretary of the Company for 2005 and 2006 fiscal years: (i) 1,100,000 shares of Common Stock on April 11, 2006 valued at $0.25 per share for a total compensation of $275,000. The Company’s board of directors approved the award in light of believing that total consideration of $275,000 was a fair estimate of the amount of compensation that should have been granted to Mr. Lundquist for his services to the Company during 2005 fiscal year and as of April 11, 2006 for the 2006 fiscal year, and that the price of $0.25 per share was a fair value of our common stock on April 11, 2006, despite no trading activity being recorded as of that date; (ii) 342,000 shares of Common Stock on June 9, 2006 valued at $0.25 per share for a total compensation of $85,300. The Company’s board of directors approved the award in light of believing that total consideration of $85,300 was a fair estimate of the amount of compensation that should be granted to Mr. Lundquist for his services to the Company from April 11, 2006 to June 9, 2006 for the respective portion of 2006 fiscal year. The respective grants of common stock of the Company to Mr. Lindquist vested immediately on each date of the grants.

(4) During the fiscal year ended December 31, 2005, the Company issued Mr. Lunquist 900,000 shares of its Common Stock valued at $0.10 per share for a total compensation of $90,000, 200,000 shares valued at $0.10 per share for a total compensation of $20,000 and 200,000 shares of its Common Stock for a total compensation of $50,000; thereby, resulting in a total compensation of $160,000 during 2005 fiscal year, in consideration for his services as the CEO, CFO, President, Chairman, Treasurer and Secretary of the Company.

(5) During the fiscal year ended December 31, 2004, the Company issued Mr. Lundquist 2,500,000 shares of its Common Stock valued at $0.10 per share for a total compensation of $250,000, in consideration for his services as the CEO, CFO, President, Chairman, Treasurer and Secretary of the Company.

(6) Effective as of December of 2006, Mr. Craig Larson resigned as our Chief Scientist and a director of the Company.

(7) Mr. Larson’s annual compensation for the fiscal years ended 2006 and 2004 did not exceed $100,000..

(8) Mr. Owensby was appointed Interim Chief Executive Officer of the Company effective November 28, 2007. The Board of Directors has not yet determined his compensation for serving in this position.

(9) Mr. Ridenour was appointed Secretary and Interim Chief Financial Officer of the Company effective November 28, 2007. The Board of Directors has not yet determined his compensation for serving in these positions.

We do not have either (i) a plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including, but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans, nor (ii) any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers at, following, or in connection with the resignation, retirement or other termination of any of our named executive officers, or in connection with the change in control of our company or a change in any of our named executive officers’ responsibilities following a change in control, with respect to each of our named executive officers.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each of our named executive officers outstanding as of the end of our fiscal year ended December 31, 2006.

Option Awards						Stock Awards
								Equity	Equity Incentive
								Incentive	Plan Awards:
								Plan	Market or
								Awards:	Payout
								Number	Value
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($ )	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	of Unearned Shares, Units or Other Rights That Have Not Vested (#)	of Unearned Shares, Units or Other Rights That Have Not Vested ($ )
Philip E. Lundquist	—	—	—	—	—	—	—	—	—
Craig Larson (1)	—	—	—	—	—	—	—	—	—
Marc Owensby	—	—	—	—	—	—	—	—	—
Thomas E. Ridenour	—	—	—	—	—	—	—	—	—

(1)           Craig J. Larson resigned as the Chief Scientist and a director of the Company effective as of December 13, 2006.

Employment Agreements with Executive Officers

We have no employment agreements or service agreements with any of our executive officers. However, we may enter into service agreements with certain executive officers in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the three months ended March 31, 2007, loan repayments totaling a net of $12,500 were paid to Philip E. Lundquist, the Chairman of the Company.

In an effort to conserve cash, in March, 2007, the Company issued 2,403,000 shares of unregistered common stock to officers and contractors in lieu of cash for services rendered in 2006 valued $720,900. All shares were issued at a price equal to market value.

In March 2007, the Company received a $75,000 unsecured bridge loan from a shareholder. In July 2007, the Company received an additional $20,000 unsecured bridge loan from the same shareholder. The Company utilized the proceeds from both bridge loans for working capital purposes. In an effort to conserve cash, and in lieu of repaying the bridge loans and accrued interest of $5,000 at this time, the Company issued a senior, secured convertible loan note and warrants to purchase shares of the Company’s common stock to the shareholder under the 2007 Securities Purchase Agreement.

During fiscal year ending December 31, 2005, we paid Philip E. Lundquist, our Chairman (and formerly the Chief Executive Officer and Chief Financial Officer of the Company) $38,110 for expense reimbursement for business development. During the fiscal year ended December 31, 2006, we issued to Mr. Lundquist, 1,948,483 shares of our Common Stock for repayment of loans made by Mr. Lundquist to us, as follows: (i) on March 6, 2006, we issued

1,000,000 shares of our Common Stock valued at $0.20 per share in lieu of repayment of a previous loan in the amount of $200,000 made by Mr. Lundquist to us, (ii) on March 31, 2006, we issued 690,483 shares of our Common Stock valued at $0.25 per share in lieu of repayment of a previous loan in the amount of $172,621 made by Mr. Lundquist to us, and (iii) on June 9, 2006, we issued 258,000 shares of our Common Stock valued at $0.25 per share in lieu of repayment of a previous loan in the amount of $64,700 made by Mr. Lundquist to us. Furthermore, with the exception of our Board of Directors approving the repayment of these loans in shares of our common stock believing that these loans are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis, we have not entered into any formal agreements with Mr. Lundquist encompassing the aforementioned repayments of loans made. As of December 31, 2006, the outstanding amount of the loans made by Mr. Lundquist to us is $75,985.

In November, 2004, we acquired QuantumReader, Inc. (“QR”), pursuant to the acquisition of all of the issued and outstanding stock of QR in a stock for stock transaction. The transaction was valued at $102,574 with $2,574 being allocated for liabilities assumed and 1,000,000 shares of the Company’s common stock issued for the technology of QR. As part of the acquisition, all intellectual property rights held by the developers of the QR technology were assigned to QR. The Quantum-Reader and its related technologies were initially created by Craig Larson, our then Chief Scientist and director. As part of the purchase of QR, we entered into an agreement with Ekistics Research, LLC (“Ekistics”), an entity controlled by Mr. Larson obligating us to pay Ekistics $135,900 for the industrial design and engineering services that were provided in 2005. During the fiscal year ended December 31, 2006, we paid $73,976 to Ekistics, for the industrial design and engineering services provided to us during the 2006 fiscal year. Effective December 13, 2006, Mr. Larson resigned as our Chief Scientist and director.

There have not been any other transactions or proposed transactions during the fiscal years ended December 31, 2006, 2005 and 2004, to which we were or are to be a party, in which our officers, directors or nominees had or are to have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

We believe that the terms of all of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. Our policy requires that all related parties recuse themselves from negotiating and voting on behalf of our company in connection with related party transactions.

Parents

Not applicable

Promoter and Certain Control Persons

Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the percentage beneficial ownership of our common stock as of  November 15, 2007 based on 52,773,718 shares of our common stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes those securities over which a person may exercise voting or investment power. In addition, shares of common stock which a person has the right to acquire upon the exercise of stock options, warrants or convertible securities, including our convertible notes, within 60 days of November 15, 2007 are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as affected by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address of each person listed therein is c/o Vubotics, Inc., 235 Peachtree Street NE, Suite 1725, Atlanta, GA 30303.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Philip E. Lundquist (1)	7,423,060	14.08%
Marc Owensby(2)	125,000	*
John F. Ellingson(2)	882,000	1.67%
Thomas C. Ridenour(2)	1,222,600	2.31%
Ronan A. Harris(2)	789,323	1.49%
Robert T. Eramian(2)	260,000	*
Potomac Capital Management LLC	8,695,137(4)	14.82%
Orion Capital Investments, Ltd.	14,240,916(5)	21.52%
All current directors and named officers as a group (6 in all)	10,701,983	20.27%

* Represents less than 1%.

** Assumes that all beneficially owned securities will be sold.

(1)	Includes 898,577 shares held in trust for Philip E. Lundquist.

(2)	Beneficial ownership consists entirely of common stock.

(4)             Consists of (i) 2,825,471 shares of common stock, (ii) 2,733,133 shares issuable upon the exercise of the 2006 Warrants, (iii) 1,886,574 shares issuable upon exercise of the 2007 Warrants and (iv) 1,249,959 shares issuable upon conversion of the 2007 Notes. Such exercise would assume the waiver by the beneficial owner of the provision limiting its ability to exercise the warrants to purchase up to 9.99% of the issued and outstanding shares of common stock.

(5)              Consists of (i) 861,487shares of common stock, (ii) 833,333shares issuable upon the exercise of the 2006 Warrants, (iii) 7,546,296 shares issuable upon exercise of the 2007 Warrants and (iv) 4,999,800 shares issuable upon conversion of the 2007 Notes. Such exercise would assume the waiver by the beneficial owner of the provision limiting its ability to exercise the warrants to purchase up to 9.99% of the issued and outstanding shares of common stock.

SELLING SHAREHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the selling shareholders. We will only receive proceeds from the exercise of warrants.

The following table also sets forth the name of each person who is offering the resale of shares of our common stock by this prospectus, the number of our common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering. Other than as set forth in the following table, the selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Number of Shares Included in Prospectus (3)	Total Shares Owned Prior to Offering		Total Shares Owned After Completion of Offering (1)

Potomac Capital Partners LP (4)	486,225	3,686,620	(5)	3,220,395—
Pleiades Investment Partners RLP (6)	338,173	2,699,023	(7)	2,360,850—
Potomac Capital International Ltd. (8)	343,874	2,408,494	(9)	2,064,620—
Orion Capital Investments, LLC (10)	4,673,074	14,240,916	(11)	9,567,842—
Tebo Capital, LLC (12)	1,323,635	4,229,380	(13)	2,905,745—
Kazi Management, VI LLC (14)	467,308	4,472,585	(15)	4,005,277—
Icon Capital Partners (16)	467,308	1,254,610	(17)	787,302—
Suratek IPR Limited (18)	467,308	1,254,610	(19)	787,302—
Tom Prasil (20)	934,615	2,509,220	(21)	1,574,605—
Sands Partnership No. 1 Money Pension Plan and Trust (22)	934,615	2,509,220	(23)	1,574,605—
Tiger Trust (24)	2,452,933	6,585,545	(25)	4,132,612
Green Corporate Finance Limited (26)	140,193	913,884	(27)	773,691—
Douglas Ross (28)	467,308	1,254,610	(29)	787,302—
Michael Dion (30)	93,462	250,922	(31)	157,280—
Adam Cabibi (32)	221,982	595,967	(33)	373,985—
Larry Flood (34)	233,651	627,297	(35)	393,646—
Nancy Richardson (36)	1,564	5,000	(37)	3,436—
Chandra L. Reynolds (38)	1,564	5,000	(39)	3,436—
Matthew Stevens (40)	586	1,875	(41)	1,289—
David K. Richards (42)	15,648	50,000	(43)	34,352—
Total	14,065,023	49,554,778

* Less than 1%.

(1)           Assumes that all securities registered will be sold.

(2)           Applicable percentage ownership is based on 52,773,718 shares of common stock outstanding as of November 15, 2007, together with securities exercisable into shares of common stock within 60 days of November 15, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of November 15, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)           Not all shares issuable upon exercise of the 2007 Notes and 2007 Warrants have been registered hereunder.

[Footnotes 4-43 to come]

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 100,000,000 shares of common stock, par value $0.001per share and 25,000,000 shares of preferred stock, $0.001 par value per share. As of November 1, 2007, there were 52,773,718 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred stock

We are authorized to issue 25,000,000 shares of $0.001 par value preferred stock. As of November 1, 2007, there were 0 shares of preferred stock outstanding. The preferred stock, which is commonly known as “blank check preferred,” may be issued by the Board of Directors with rights, designations, preferences, and other terms, as may be determined by the Board in their sole discretion, at the time of issuance.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 14-2-851of Title 14, Chapter 2, Article 8 of the Georgia Code allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

•	there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or

•

the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees.  We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our shareholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•                                              ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                                              block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                              purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                              an exchange distribution in accordance with the rules of the applicable exchange;

•                                              privately negotiated transactions;

•                                              short sales that are not violations of the laws and regulations of any state or the United States;

•                                              broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                              through the writing of options on the shares;

•                                              a combination of any such methods of sale; and

•                                              any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person.  In the event that the selling shareholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion.  In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

Penny Stock

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•

          make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LEGAL MATTERS

Duane Morris LLP, Atlanta, Georgia will issue an opinion with respect to the validity of the shares of common stock being offered hereunder.

EXPERTS

Our consolidated financial statements for the year ended December 31, 2006 included in this prospectus have been audited by William T. Uniack of W.T. Uniack & Co., CPAs the Company’s independent registered public accounting firm, as stated in their report appearing with the financial statements herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2005 included in this prospectus have been audited by William Uniack during his affiliation with E. Phillip Bailey, the Company’s previous independent registered public accounting firm, as stated in their report appearing with the financial statements herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

(a) Previous independent accountants

The Board of Directors of the Company had approved the appointment of  the firm of E. Phillip Bailey, CPA  as the Company’s independent registered public accounting firm in connection with the Company’s audit of its financial statements for the fiscal years ended December 31, 2006 and 2007, and the shareholders of the Company had ratified such appointment. However, because the Company’s principal accountant at E. Phillip Bailey, CPA, William T. Uniack, resigned from E. Phillip Bailey, CPA in February 2007 in order to form his own independent registered public accounting firm, W.T. Uniack & Co., on February 15, 2007, the Board approved (i) the dismissal of E. Phillip Bailey as the Company’s independent registered public accounting firm and (ii) the engagement of W.T. Uniack & Co. as the Company’s independent registered public accounting firm in order to maintain the continuity of the Company’s accounting and auditing services. The Board advised E. Phillip Bailey that it had been dismissed as the Company’s independent registered public accounting firm on February 15, 2007.

Except for “Going Concern” disclaimers issued by (i) E. Phillip Bailey, CPA in connection with its audit of the Company’s financial statements for the fiscal year ended 2005 and (ii) W.T. Uniack & Co. in connection with its audit of the Company’s financial statements for the fiscal year ended 2006, neither E. Phillip Bailey’s report on the financial statements for 2005 nor Bongiovanni and Associates, CPA’s report on the financial statements for 2006 contained an adverse opinion or disclaimer of opinion and neither report was qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audit for 2005 and up to the date of the dismissal, there have been no disagreements with E. Phillip Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of E. Phillip Bailey would have caused them to make reference thereto in their report on the financial statements for 2005.

During 2005 the Company’s former accountants did not advise the Company with respect to items listed in Regulation S-B Item 304(a)(1)(iv)(B)).

(b) New independent accountants

The Company engaged W.T. Uniack & Co. as its new independent accountants as of February 15, 2007. During the two most recent fiscal years and through February 15, 2007, the Company has not consulted with W.T. Uniack & Co. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that W.T. Uniack & Co. concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, we are required to file annual, quarterly, and current reports, or other information with the Securities and Exchange Commission as provided by the Exchange Act. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference facility maintained by the Securities and Exchange Commission in Room 1024, 100 F. Street, NW, Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public through the Securities and Exchange Commission Internet site at http\\www.sec.gov.

VUBOTICS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Vubotics, Inc. - Nine Months Ended September 30, 2007 and 2006 (Unaudited)

Consolidated Balance Sheet
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Vubotics, Inc. - Fiscal Years Ended December 31, 2006 and 2005 (Audited)

Reports of Independent Registered Public Accounting Firms
Consolidated Balance Sheet
Consolidated Statements of Operations
Consolidated Statements of Shareholders’ Deficit
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Prospective investors may rely only on the information contained in this prospectus. Neither Vubotics, Inc., nor the selling shareholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007 (Unaudited)

ASSETS

Current Assets
Cash	$590,912
Accounts receivable	483
Deposits	1,297
Total current assets	592,692

Other Assets
Fixed assets, net of accumulated depreciation of $8,584	24,437
Intangible assets	102,529
Impairment reserve	(102,529)

Total Assets	$617,129

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities
Accounts payable and accrued expenses	$1,126,385
Accrued payroll	47,433
Accrued interest	7,228
Convertible notes payable	1,425,001
Discount on convertible notes payable	(303,750)
Notes payable	967,701
Due to related party	66,485
Total liabilities (All Current)	3,336,483

Stockholders’ (Deficit)
Common stock, $0.001 par value, 100,000,000 shares authorized, 52,773,718 shares issued and outstanding	52,774
Preferred stock, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	12,990,702
Accumulated deficit	(15,762,830)
(2,719,354)

Total Liabilities and Stockholders’ Deficit	$617,129

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited)

	For the nine-month period ended September 30, 2007	For the nine-month period ended September 30, 2006

Revenue	$25,272	$37,000

Product development	365,174	368,038
Sales and marketing	349,856	485,343
General and administrative	894,052	1,585,340
	1,609,082	2,438,721

Loss from operations	(1,583,810)	(2,401,721)

Interest expense	(15,918)	(50,143)
Interest income	1,737	4,732
Gain on debt restructure	—	798,046
	(14,181)	752,635

Net loss	$(1,597,991)	$(1,649,086)

Net loss per common share - basic and fully diluted	$(0.03)	$(0.04)

Weighted average number of common shares outstanding	51,761,681	41,006,311

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited)

	For the three-month period ended September 30, 2007	For the three-month period ended September 30, 2006

Revenue	$484	$37,000

Product development	67,690	190,534
Sales and marketing	97,600	75,041
General and administrative	468,947	269,517
	634,237	535,092

Loss from operations	(633,753)	(498,092)

Interest expense	(3,467)	(12,548)
Interest income	5	4,732
	(3,462)	(7,816)

Net loss	$(637,215)	$(505,908)

Net loss per common share - basic and fully diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	52,290,022	45,362,088

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited)

	For the nine-month period ended September 30, 2007	For the nine-month period ended September 30, 2006

Cash Flows From Operating Activities
Net loss	$(1,597,991)	$(1,649,086)
Adjustments:
Issuance of common stock for services	804,400	961,007
Gain on debt restructure	—	(798,046)
Depreciation	5,183	490
Changes in:
Accounts receivable	(483)	(37,000)
Accounts payable and accrued expenses	(89,048)	346,122
Accrued payroll and payroll liabilities	(19,581)	41,706
Accrued interest	6,186	(2,935)
Net cash used in operating activities	(891,334)	(1,137,742)

Cash Flows From Investing Activities
Purchase of fixed assets	(808)	(17,631)

Cash Flows From Financing Activities
Proceeds from issuance of convertible notes	1,021,250	—
Proceeds from bridge loans	95,000	—
Proceeds from the issuance of common stock	—	2,280,401
Repayments of notes payable	(134,643)	(194,005)
Loans from related party	—	197,298
Loans repayments	(12,500)	—
Net cash provided by financing activities	969,107	2,283,694

Net increase in cash	76,965	1,128,321
Cash — beginning of period	513,947	183
Cash — end of period	590,912	1,128,504

Supplemental disclosures of cash flow information
Cash paid for interest	$32,575	$17,867

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the nine months ended September 30, 2007:

The Company issued 2,403,000 shares of common stock for services rendered in 2006 valued at $720,900 and 45,000 shares of common stock for services rendered valued at $13,500 during the first and second quarter of 2007.

The Company issued 500,000 shares of common stock for services rendered valued at $70,000 during the third quarter of 2007..

VUBOTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Business Operations

In 2004, Halifax International, Inc. changed its name to VuBotics, Inc. (the “Company”). The Company is an intellectual asset development and marketing company with two non-operating subsidiaries, QuantumReader, Inc. (“QR”) and Truscom, a Japanese subsidiary.

The Company, through one of its wholly-owned subsidiaries, QuantumReader, Inc., is developing a new type of software product called QuantumReader. According to the Company, QuantumReader is a hardware independent software system which changes the way in which text is displayed on electronic displays.

Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. In the opinion of management, the accompanying unaudited financial statements fairly present the financial position of the Company at September 30, 2007 and its results of operations and cash flows for all periods presented.

As of September 30, 2007, the Company has accumulated net operating losses of  $15,762,832. The Company also had a working capital deficiency of $2,743,791 and an equity deficiency of $2,719,354 at September 30, 2007 and has significant currently maturing debt. The Company has raised capital to fund the operating activities primarily through private placements of its debt and equity securities, loans from stockholders and other demand loans. The Company intends on financing its future development activities and its working capital needs largely from public and private sales of its debt and equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts.

NOTE 2 — NOTES PAYABLE

The Company’s notes payable at September 30, 2007 are summarized as follows:

10% note payable to a stockholder. The note is unsecured. Interest is accrued and payable monthly.*	$561,016

10% note payable to a stockholder. The note is unsecured. Interest is accrued and payable monthly.*	155,650

10% note payable to a stockholder. The note is unsecured. Interest is accrued and payable quarterly.	251,035

Total notes payable	$967,701

*As of September 30, 2007, the Company was in default of each of these debentures as to payments of interest and principal, and interest continues to accrue.

The aggregate principal amounts of the notes payable maturing in subsequent years as of September 30, 2007 are as follows:

Amount outstanding in subsequent years (reclassified as current liabilities)	$567,701
Currently Due:	$400,000

NOTE 3 — SENIOR SECURED CONVERTIBLE NOTES DUE MARCH 28,  2008

On August 28, 2007, the Company entered into a Securities Purchase Agreement with certain purchasers and a collateral agent pursuant to which the Company anticipated that it would raise up to an aggregate of $2,000,000 in proceeds from the sale of (i) senior, secured convertible notes (the “Notes”) and (ii) warrants to purchase shares of the Company’s common stock.

The Notes (a) were issued in a face amount equal to 120% of a Purchaser’s subscription price, (b) do not bear interest prior to their maturity date of March 28, 2008 (or acceleration as a result of an event of default thereunder), but bear interest thereafter at the rate of 18%, (c) are convertible into shares of the Company’s common stock (the “Common Stock”) at the option of the purchaser or the Company under certain circumstances, and (d) are secured by a first priority security interest in all of the Company’s assets, including its intellectual property.  The Purchasers designated a collateral agent who will exercise the Purchasers rights in connection therewith.  The Purchasers were issued five year warrants to purchase ten shares of Common Stock for every $1.00 in subscription price paid for their respective Note and Warrant at an exercise price of $.20.

As of September, 30, 2007, the Company had issued and sold notes for an aggregate face amount of  $1,425,001 under the Securities Purchase Agreement dated August 28, 2007.

NOTE 4 — STOCKHOLDERS’ EQUITY

During the nine months ended September 30, 2007:

The Company issued 2,403,000 shares of unregistered common stock in lieu of cash for services rendered in 2006 valued at $720,900 and 45,000 shares of common stock for services rendered valued at $13,500 during the first and second quarters of 2007.  The Company issued 500,000 shares of common stock for services rendered valued at $70,000 during the third quarter of 2007.  All shares issued for services rendered were issued at a price equal to the closing price of our common stock on date of issuance.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

On February 6, 2007, the Company was served with a complaint which had been filed on January 29, 2007 in the Superior Court of Fulton County, Georgia by Ekistics Research, LLC (“Ekistics”) and Craig J. Larson, a former director and officer of the Company, against the Company and VuBotics Georgia, Inc.  The complaint alleged, among other things, that the Company breached its obligation to provide up to $500,000 for working capital, software development, inventory purchases and promotion of the QuantumReader software during the 12-month period after the Company’s acquisition of QuantumReader, Inc. (now a wholly owned subsidary of the Company) under the Plan and Agreement of Reorganization dated November 17, 2004 among the Company, Mr. Larson and others.  The plaintiffs were seeking monetary damages, as well as an injunction requiring the Company to provide Mr. Larson with a non-exclusive, worldwide, perpetual, irrevocable, paid-up license to the QuantumReader software.  In March, 2007, Ekistics Research, LLC and Mr. Larson withdrew the complaint.

On September 4, 2007, Ekistics and Mr. Larson refiled their complaint against the Company and certain other parties in the Superior Court of Fulton County, Georgia.  This complaint is virtually identical to the previous complaint that Mr. Larson and Ekistics filed and withdrew earlier this year.  In the second complaint, the plaintiffs are seeking monetary damages, as well as an Order declaring Mr. Larson the owner of a patent application that was the principal asset of QuantumReader, Inc. when it was acquired by the Company and an injunction against the Company.  At this time, the Company’s management believes that the lawsuit is without merit, and the Company intends to show, among other defenses, that it made available well in excess of $500,000 during the requisite time period in 2004 and 2005.  On October 4, 2007, QuantumReader, Inc. filed a motion to intervene in the lawsuit along with pleadings asserting numerous claims against Mr. Larson alleging that he has willfully interfered with QuantumReader, Inc.’s intellectual property.  In addition, QuantumReader, Inc. filed a motion for a preliminary injunction asking the court to immediately prohibit Mr. Larson from further interfering with QuantumReader, Inc.’s intellectual property.  Due to the inherent uncertainties in litigation, and because the ultimate resolution of the proceeding is influenced by factors outside of the Company’s control, the ultimate outcome of this proceeding is uncertain and unpredictable.

NOTE 6 — RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2007, loan repayments totaling a net of $12,500 were paid to Philip E. Lundquist, the chief executive officer and director of the Company.

In an effort to conserve cash, in March, 2007, the Company issued 2,403,000 shares of unregistered common stock to officers and contractors in lieu of cash for services rendered in 2006 valued $720,900.  All shares were issued at a price equal to market value.

In March 2007, the Company received a $75,000 unsecured bridge loan from a shareholder.  In July 2007, the Company received an additional $20,000 unsecured bridge loan from the same shareholder.  The Company utilized the proceeds from both bridge loans for working capital purposes.  In an effort to conserve cash, and in lieu of repaying the bridge loans and accrued interest of $5,000 at this time, the Company issued a senior, secured convertible loan note and warrants to purchase shares of the Company’s common stock to the shareholder pursuant to a Securities Purchase Agreement with the shareholder, certain other purchasers thereunder and a collateral agent.

NOTE 7 — SUBSEQUENT EVENTS

Between October 3, 2007 and October 31, 2007, the Company issued and sold notes and warrants to six additional purchasers under the Securities Purchase Agreement dated August 28, 2007 for an aggregate subscription price of $240,000.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Board of Directors and Shareholders Vubotics, Inc (FKA Halifax International, Inc.) Atlanta, Georgia

We have audited the accompanying consolidated balance sheet of Vubotics, Inc. (a Georgia corporation) and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vubotics, Inc. and subsidiaries as of December 31, 2006, and the results of its operations and cash flows for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

WT Uniack & Co., CPAs, P.C.

Atlanta, Georgia

March  30, 2007

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Board of Directors and Shareholders Vubotics, Inc (FKA Halifax International, Inc.)

Atlanta, Georgia

We have audited the accompanying consolidated balance sheet of Vubotics, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Vubotics Inc. as of December 31, 2004, were audited by other auditors whose report dated July 19, 2005 was qualified as to the Company  being able to continue as a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vubotics, Inc. and subsidiaries as of December 31, 2005, and the results of its operations and cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

E. Philip Bailey CPA PC

Atlanta, Georgia

March 29, 2006

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

ASSETS

Current Assets
Cash	$513,947
Deposits	1,297
Total current assets	515,244

Other Assets
Fixed assets, net	28,812
Intangible asset	102,529
Impairment reserve	(102,529)
Total other assets	28,812

Total Assets	$544,056

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Notes payable — current portion	$400,000
Accrued expenses	1,215,434
Accrued interest	6,042
Due to related party	78,985
Accrued payroll	67,014
Total current liabilities	1,767,475

Notes Payable	702,344

Total liabilities	2,469,819

Stockholders’ (Deficit)
Common stock, $0.001 par value, 100,000,000 shares authorized, 49,825,718 shares issued and outstanding	49,826
Preferred stock, $0.001 par value,25,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	12,189,250
Accumulated deficit	(14,164,839)
(1,925,763)

Total Liabilities and Stockholders’ Deficit	$544,056

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Revenue	$37,000	$2,672

Cost of sales	—	2,675

Gross profit	37,000	(3)

Product Development	568,671	187,185
Sales and marketing	774,421	272,588
General and administrative	2,111,950	1,456,687
	3,455,042	1,916,460

Loss from operations	(3,418,042)	(1,916,463)

Interest expense	(45,084)	(146,633)
Gain on debt restructure	798,046	—
Other income	—	25,000
Interest income	11,633	—
	764,595	(121,633)

Net loss	$(2,653,447)	$(2,038,096)

Net loss per common share - basic and fully diluted	$(0.06)	$(0.06)

Weighted average number of common shares outstanding	43,158,271	31,829,906

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

			Common	Additional		Total
	Common Stock		Stock to be	Paid-In	Accumulated	Stockholders’
	Shares	Amount	Issued	Capital	Deficit	Deficit

Balance, December 31, 2004	26,127,609	$26,128	$67	$7,093,006	$(9,473,296)	$(2,354,095)

Issuance of common stock for cash	2,533,333	2,533	(67)	480,034	—	482,500

Issuance of common stock for services	6,385,332	6,385	—	932,511	—	938,896

Common stock redeemed	(49,000)	(49)	—	(7,201)	—	(7,250)

Common stock to be issued	198,000	—	198	20,802	—	21,000

Net loss	—	—	—	—	(2,038,096)	(2,038,096)

Balance, December 31, 2005	35,195,274	$34,997	$198	$8,519,152	$(11,511,392)	$(2,957,045)

Issuance of common stock for cash	8,822,133	9,021	(198)	2,271,578	—	2,280,401

Issuance of common stock for settlement of loans	1,948,483	1,948	—	435,373	—	437,321

Issuance of common stock for services	3,859,828	3,860	—	963,147	—	967,007

Net loss	—	—	—	—	(2,653,447)	(2,653,447)

Balance, December 31, 2006	49,825,718	$49,826	$—	$12,189,250	$(14,164,839)	$(1,925,763)

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Cash Flows From Operating Activities
Net loss	$(2,653,447)	$(2,038,096)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	967,007	938,896
Gain on debt restructure	(798,046)	—
Depreciation	3,401	—
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	833,098	96,709
Accrued payroll and payroll liabilities	67,014	—
Accrued interest	(34,016)	146,633
Net cash used in operating activities	(1,614,989)	(855,858)

Cash Flows From Investing Activities
Purchase of fixed assets	(32,213)	—

Cash Flows From Financing Activities
Proceeds from issuance of common stock	2,280,401	482,500
Redemption of common stock	—	(7,250)
Proceeds from common stock to be issued	—	21,000
Principal payments on notes payable	(286,733)	—
Loans from related party	167,298	343,746
Net cash provided by financing activities	2,160,966	839,996

Net increase (decrease) in cash	513,764	(15,862)
Cash — beginning of year	183	16,045
Cash — end of year	$513,947	$183

Supplemental disclosures of cash flow information
Cash paid for interest	$70,142	$—
Cash paid for income taxes	$—	$—

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Business Operations

In 2004, Halifax International, Inc. changed its name to Vubotics, Inc. (the “Company”).

Vubotics, through one of its wholly-owned subsidiaries, QuantumReader, Inc., is developing a new type of software product called Quantum Reader. According to the Company. Quantum Reader is a hardware independent software system which changes the way in which text is displayed on electronic displays.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the books of Vubotics, Inc. (formerly Silver Strike Mining Company) and its wholly owned subsidiaries Christopher Partners, Inc., QuantumReader, Inc., Truscom Inc., Annapolis Valley Ventures, Inc. and X-VU, LLC. All inter-company transactions and accounts have been eliminated

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title has passed and risk of loss has transferred to the customer, which occurs at time of shipment. Services to be performed and revenue thus recognized have occurred and are acknowledged by the customer in a manner that readily suggests in form and in substance that resources have been consumed and utilized and have met those customer expectations, terms and conditions of which are usually set in contractual format.

Stock Based Compensation

The Company has issued and may issue stock in lieu of cash for certain transactions. The fair value of the stock, which is based on comparable cash purchases, third party quotations, or the value of services, whichever is more readily determinable, is used to value the transaction

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. It is possible that the significant estimates used will change within the next year.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of the assets, as measured by discounted cash flows over the remaining life of the assets.

Basic and Diluted Per Common Share

Under Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same since additional potential common shares would be anti-dilutive.

Income Taxes

Deferred income tax assets and liabilities are recognized for the estimated tax effects of temporary differences between the financial reporting and tax reporting bases of assets and liabilities and for loss carryforwards based on enacted tax laws and rates. A valuation allowance is used to eliminate deferred income tax assets to the amount that is more likely than not to be utilized.

Research and Development

The Company expenses research and development costs as incurred.

Significant Recent Accounting Pronouncements

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which offers guidance on SFAS 123(R). SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS 123(R) while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two overarching themes: (a) considerable judgment will be required by preparers to successfully implement SFAS 123(R), specifically when valuing employee stock ptions; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections”. SFAS No. 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 supersedes Accounting Principles Bulletin (APB) Opinion 2, “Accounting for Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”, though it carries forward the guidance of those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and error corrections. This statement is effective for accounting changes and error corrections made in years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial statements.

In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6 (“Issue”), “Determining the Amortization Period for Leasehold Improvements”. This Issue provides guidance on determination of the amortization period for leasehold improvements that are purchased subsequent to the inception of the lease. Such leasehold improvements should be amortized over the lesser of the useful life of the asset, or the lease term that includes reasonably assured lease renewals. This Issue is effective for leasehold improvements acquired in the periods beginning after July 1, 2005. The Company does not expect the adoption of EITF No. 05-6 to have a material effect on its financial statements.

Key topics covered by SAB 107 include valuation models, expected volatility and expected term. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123(R).

The adoption of EITF 02-14 will not have a significant impact on the Company’s financial statements.

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements 133 and 140, (“SFAS155”). SFAS will be effective for the Company beginning January 1, 2007. The statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on  an instrument by instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The adoption had no impact to the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty of Income Taxes-an interpretation of FASB Statement No. 109 (“FIN48”), Which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in the consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective or the Company as of the beginning of the Company’s 2008 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The provisions of FASB  Interpretation 48 are not expected to any impact on the Company’s financial statements.

In September 2006, the FASB issued FASB No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans

(“plans”). Specifically, FAS 158 requires companies to recognize an asset for a plan’s over funded status or a liability for a plan’s under funded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year, the offset of which is recorded, net of tax, as a component of other comprehensive income in shareholders’ equity. FAS 158 will be effective for the Company as of September 30, 2007 and applied prospectively. The provisions of FAS 158 are not expected to have any impact on the Company’s financial statements.

In September 2006, the FASB issued FASB statement No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. FAS 157 is effective for the Company on October 1, 2008 and will be applied prospectively. The provisions of FAS 157 are not expected to have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force (“EITF”)), the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 - NOTES PAYABLE

The Company’s notes payable at December 31, 2006 are summarized as follows:

10% notes payable to a stockholder. The note is unsecured.	$628,500

10% notes payable to a stockholder. The note are unsecured.	174,000

10% notes payable to a stockholder. The note are unsecured.	299,844

Total notes payable	$1,102,344

The aggregate principal amounts of the notes payable maturing in subsequent years as of December 31, 2006 are as follows:

Amount currently outstanding:	$702,344
Currently Due:	$400,000

NOTE 4 — PURCHASE OF QUANTUM READER, INC. AND RELATED IMPAIRMENT

The Company purchased the entire stock of QuantumReader, Inc. (“QR”) in a stock for stock transaction. The purchase price was valued at $102,529 with $2,529 being allocated for liabilities assumed and 1,000,000 shares of stock issued by the Company for the technology of the acquired company.

As mentioned in note 8, there exist significant concerns as to the Company’s viability as a going concern. Therefore in light of such concerns and for other reasons set forth below, the Company has reserved for the entire amount of those intangible assets purchased.

The Company currently does not present any indefinite-lived intangible assets in its balance sheet. For the year ended December 31, 2005 and in accordance with SFAS No. 142, the Company performed its annual impairment test of its intangible asset and concluded that an impairment existed at that date. The factors considered led to a substantial doubt of the Company’s ability to recover its investment due to a lack of certainty in future cash flows calculated on an undiscounted basis. In addition, based on its fair market value estimate the related write down was required to record the intangible asset on its fair market value.

NOTE 5 - INCOME TAXES

The effective tax rate varies from the maximum federal statutory rate as a result of the following items for the twelve months ended December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005

Tax benefit computed at the maximum federal statutory rate	(34.0% )	(34.0% )

State tax rate, net of federal tax benefit	(4.5)	(4.5)

Increase in valuation allowance	38.5	38.5

Effective income tax rate	0.0%	0.0%

Deferred income tax assets and the related valuation allowances result principally from the potential tax benefits of net operating loss carryforwards.

The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax assets as follows:

	December 31, 2006	December 31, 2005

Deferred tax assets	$5,453,000	$4,432,000

Less valuation allowance	(5,453,000)	(4,432,000)

Net deferred tax assets	$—	$—

For financial statement purposes, no tax benefit has been reported as the Company has had significant losses in recent years and realization of the tax benefits is uncertain. Accordingly, a valuation allowance has been established in the full amount of the deferred tax asset.

At December 31, 2006, the Company had net operating loss carryforwards of approximately $14,165,000 which will be available to offset future taxable income. These net operating loss carryforwards expire at various times through 2026. The utilization of the net operating loss carryforwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

NOTE 6 - RELATED PARTY TRANSACTIONS

Loans totaling a net of $273,850 were received from Philip E. Lundquist, an officer and shareholder, during the year ended December 31, 2006.

During the fiscal years ending December 31, 2006 and 2005, the Company issued a total of 7,190,483 shares, all at a price equal to market value, of which 1,948,483 were issued in repayment of cash advances previously made by Mr. Lundquist to the Company, 2,500,000 were issued in consideration of services rendered by Mr. Lundquist during prior years, and 2,742,000 were issued in consideration of Mr. Lundquist’s services rendered during 2005 and 2006. As of December 31, 2006, the outstanding amount of cash advances still owed to Mr. Lundquist by the Company is $78,985.

Subsequent to year end, John F. Ellingson was appointed as President. During the year ended December 31, 2006, Vision Factory, LLC, 50% owned by Mr. Ellingson was paid $90,500 for Management services performed by Mr. Ellingson. In addition, Vision Factory, Inc. was paid $90,500 for Sales and marketing services performed by Mr. Ellingson’s partner.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

None

NOTE 8 — GOING CONCERN

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. However, the Company has incurred net losses of $2,653,447 and $2,038,096 for the twelve months ended December 31, 2006 and 2005, respectively. The Company also had a working capital deficiency of $1,252,231 and an equity deficiency of $1,925,763 at December 31, 2006 and has significant currently maturing debt and related accrued interest thereto. The Company has raised capital to fund the operating activities primarily through private equity infusions from stockholders, loans through stockholders and other demand loans. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts other than what is described in Note 4.

NOTE 9 — SUBSEQUENT EVENT — (Unaudited)

On February 6, 2007, the Company was served with a complaint which had been filed on January 29, 2007 in the Superior Court of Fulton County, Georgia by Ekistics Research, LLC and Craig J. Larson, a former director and officer of the Company, against the Company and Vubotics Georgia, Inc. The complaint alleged, among other things, that the Company breached its obligation to provide up to $500,000 for working capital, software development, inventory purchases and promotion of the QuantumReader software during the 12-month period after the Company’s acquisition of QuantumReader, Inc. under the Plan and Agreement of Reorganization dated November 17, 2004 among the Company, Mr. larson and others. The plaintiffs were seeking monetary damages, as well as an injunction requiring the Company to provide Mr. Larson with a non-exclusive, worldwide, perpetual, irrevocable, paid-up license to the QuantumReader software.

On March, 2007, Ekistics Research, LLC and Mr. Larson withdrew the complaint.

On January 18, 2007, John F. Ellingson was appointed President of the Company (see Note 6).

VUBOTICS, INC.

Common Stock

$0.001 Par Value

PROSPECTUS

November     , 20

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Georgia Business Corporation Law and our Amended Articles of Incorporation, our directors and officers will have no individual liability to us or our shareholders or creditors for any damages resulting from the officer’s or director’s act or failure to act in his or her capacity as an officer or director unless it is proven that (i) the officer’s or director’s act or failure to act constituted a breach of his or her fiduciary duties as an officer or director; and (ii) the officer’s or director’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The effect of this statute and our Amended Articles of Incorporation is to eliminate the individual liability of our officers and directors to the corporation or its shareholders or creditors, unless any act or failure to act of an officer or director meets both situations listed in (i) and (ii) above.

Our Amended Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Georgia law.  The Georgia Business Corporation Law also provides that a corporation may indemnify any officer or director who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director if (i) there was no breach by the officer or director of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or (ii) the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent and registrar’s fees and expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

* Estimated

The Registrant has agreed to bear expenses incurred by the selling shareholders that relate to the registration of the shares of common stock being offered and sold by the selling shareholders.

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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 24, 2006, the Company sold for an aggregate of $2,219,940, 7,399,799 shares of common stock together with warrants to purchase up to an additional 7,399,799 shares of common stock. The warrants had an exercise price of $0.60 per common share and a term of five years.

The Company issued 1,422,334 shares of restricted common stock for $279,188 cash.

The Company issued 3,839,828 shares of restricted common stock for services valued at $961,007.

On August 28, 2007 the Company entered into a Securities Purchase Agreement (the “2007 Securities Purchase Agreement”) with the purchasers thereunder and a collateral agent pursuant to which the Company sold (i) senior, secured convertible notes in the aggregate principal amount of $1,440,000 and warrants to purchase up to 21,920,833 shares of the Company’s common stock.

The Company issued                    shares of restricted common stock valued at $                 in repayment of loans.

* All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS

2.1	Agreement and Plan of Reorganization between Silver Strike Nevada and Christopher Partners, Inc., dated January 29, 1999 (1)

3(i)1	Articles of Incorporation of Vubotics, Inc. dated February 27, 1996 (fka Silver Strike Mining Company, Inc.) (1)

3(i)(2)	Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of the State of Nevada on July 8, 1996 (1)

3(i)(3)	Articles of Merger filed July 18, 1996.(1)

3(i)(4)

Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of the State of Nevada on July 23, 1996, increasing the authorized common stock to 20,000,000 shares and authorizing the company to create a class of preferred stock, $0.001 par value per share (1)

3(i)(5)

Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of the State of Nevada on February 12, 1999, changing the name of the Company to Halifax International, Inc. (1)

3(i)(6)	Articles of Share Exchange filed February 26, 1999 (1)

3(i)(7)	Articles of Incorporation of Vubotics , Inc. (Georgia corporation) *

3(i)(8)	Agreement and Plan of Merger dated December 15, 2006 entered into by and between Vubotics, Inc. (Nevada) and Vubotics, Inc. (Georgia) *

3(ii).1	Amended and Restated By-laws of Vubotics, Inc. (Nevada) (1)

3(ii).2	By-laws of Vubotics, Inc. (Georgia) *

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5.1	Legality opinion of Duane Morris LLP *

10.1	Exclusive Sales Representative Agreement between Truscom and XTec, dated October 11, 2000. (Incorporated by reference to Exhibit No. 10.1 to the Form 10-QSB, filed November 13, 2000)

10.2	Consultant Agreement between Halifax and Columbia Financial Group, Inc., dated January 2, 2001. (Incorporated by reference to Exhibit 10.2 to the Form 10-KSB, filed March 29, 2001)

10.3	Employment Agreement between Stephen E. Brisker and Halifax International, Inc., dated June 1, 2001 (Incorporated by reference to Exhibit 10.3 to Form 10-KSB filed April 15, 2002)

10.4

Plan and Agreement of Reorganization By and Between QuantumReader, Inc. and Vubotics, Inc. dated November 17, 2004 (incorporated by reference to Exhibit 10.4 to Form 10-KSB for the fiscal year ended December 31, 2004 filed on October 14, 2005)

10.5	Common Stock and Warrant Purchase Agreement dated August 24, 2006 entered into by and among the Company and the purchasers signatories thereto (3)

10.6	Form of Common Stock Purchase Warrant dated August 24, 2006 issued by the Company to the purchasers signatories thereto (3)

10.7	Registration Rights Agreement dated August 24, 2006 entered into by and among the Company and the purchasers signatories thereto (3)

10.8	Securities Purchase Agreement dated August 28, 2007 by and among the Company, Jay Weil, as collateral agent and the purchasers signatories thereto(5)

10.9	Form of 2007 Senior, Secured Convertible Note(5)

10.10	Form of $0.20 Warrant(5)

10.11	Registration Rights Agreement dated August 28, 2007 by and among the Company and the purchasers signatories thereto(5)

21.1	List of Subsidiaries (4)

23.1	Consent of WT Uniack *

23.2	Consent of E. Philip Bailey CPA PC*

23.3	Consent of Duane Morris LLP (included in exhibit 5.1) *

24.1	Power of Attorney (4)

* Filed herewith.

 + Compensatory plan or arrangement

(1) Incorporated by reference to the Company’s Registration Statement filed with the SEC on Form 10-SB on January 13, 2000.

(2) Incorporated by reference to the Company’s Annual Report filed with the SEC on Form 10-KSB on March 31, 2006.

(3) Incorporated by reference to the Company’s Current Report filed with the SEC on Form 8-K on August 28, 2006.

(4) Incorporated by reference to the Company’s Registration Statement filed with the SEC on Form SB-2 on December 22, 2006.

(5) ) Incorporated by reference to the Company’s Current Report filed with the SEC on Form 8-K on September 4, 2007.

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ITEM 28. UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the statement will, as to a purchaser with a time of a contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration

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statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on November 30, 2007.

VUBOTICS, INC.

By:	/Marc Owensby
Marc Owensby
Chief Executive Officer

By:	/s/ Thomas C. Ridenour
Thomas C. Ridenour
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Marc Owensby	Chief Executive Officer and Director	November 30, 2007
Marc Owensby

/s/ Thomas C. Ridenour	Chief Financial Officer	November 30, 2007
Thomas C. Ridenour

	Chairman of the Board	November 30, 2007
Philip E. Lundquist	of Directors

	Director	November 30, 2007
Robert T. Eramian

	Director	November 30, 2007
Ronan Harris

*

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